EXHIBIT 2

Schedules and similar attachments to this exhibit are not being filed herewith. A list of the omitted schedules is included in the exhibit. The Registrant will furnish the omitted schedules to the Commission supplementally upon request.



                                                  March 4, 1996











                    STOCK PURCHASE AGREEMENT
                          BY AND AMONG

                     EXCEL INDUSTRIES, INC.

                               AND

                    ANDERSON INDUSTRIES, INC.

                               AND

          THE STOCKHOLDERS OF ANDERSON INDUSTRIES, INC.

                      DATED:  MARCH 4, 1996

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I
                    PURCHASE AND SALE OF STOCK. . . . . . . . . 1
     Section 1.1 Purchase and Sale. . . . . . . . . . . . . .  1
    Section 1.2 Purchase Price and Purchase Price Adjustment  1
   Section 1.3 Closing. . . . . . . . . . . . . . . . . . .  2
  Section 1.4 Deliveries by Sellers and the Company. . . .  2
 Section 1.5 Deliveries by Purchaser. . . . . . . . . . .  4
Section 1.6 Further Assurances . . . . . . . . . . . . .  4
Section 1.7 Sales and Transfer Taxes . . . . . . . . . .  4

ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS. . . .  5
    Section 2.1 Title to Shares. . . . . . . . . . . . . . . . 5
   Section 2.2 Authority. . . . . . . . . . . . . . . . . .   5
  Section 2.3 Consents and Approvals (Sellers) . . . . . . . 5
 Section 2.4 Ownership of Shares. . . . . . . . . . . . . . 6
Section 2.5 Organization and Qualification . . . . . . . . 6
Section 2.6 Subsidiaries and Investments . . . . . . . . . 6
Section 2.7 Capitalization . . . . . . . . . . . . . . . . 7
Section 2.8 Absence of Certain Changes . . . . . . . . . . 7
Section 2.9 Financial Statements and Liabilities . . . . . 9
Section 2.10 Consents and Approvals (the Company). . . .  10
Section 2.11 Litigation. . . . . . . . . . . . . . . . .  10
Section 2.12 Compliance with Law . . . . . . . . . . . . .10
Section 2.13 Employee Benefit Plans . . . . . . . . . . . 11
Section 2.14 Taxes . . . . . . . . . . . . . . . . . . . .12
Section 2.15 Intellectual Property  . . . . . . . . . . . 13
Section 2.16 Property. . . . . . . . . . . . . . . . . .  14
Section 2.17 Material Contracts. . . . . . . . . . . . .  15
Section 2.18 Environmental and Safety Matters. . . . . .  17
Section 2.19 Employee Relations. . . . . . . . . . . . .  19
Section 2.20 Brokers  . . . . . . . . . . . . . . . . . . 19
Section 2.21 Insurance . . . . . . . . . . . . . . . . .  19
Section 2.22 Transactions with Interested Persons.  . . . 20
Section 2.23 Bank Accounts and Signatories . . . . . . .  20
Section 2.24 Accounts Receivable and Inventory . . . . .  20
Section 2.25 Warranties. . . . . . . . . . . . . . . . .  20
Section 2.26 Customers . . . . . . . . . . . . . . . .  . 21
Section 2.27 Suppliers . . . . . . . . . . . . . . . . .  21
Section 2.28 Disclosure. . . . . . . . . . . . . . . . .  21

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . 21
    Section 3.1 Organization and Qualification . . . . . . .  21
   Section 3.2 Corporate Authorization.  . . . . . . . . . . 21
  Section 3.3 Consents and Approvals . . . . . . . . . . .  22
 Section 3.4 Financing. . . . . . . . . . . . . . . . . .  22
Section 3.5 Litigation  . . . . . . . . . . . . . . . . . 22
Section 3.6 Brokers . . . . . . . . . . . . . . . . . . . 22
Section 3.7 Disclosure . . . . . . . . . . . . . . . .  . 22

ARTICLE IV
    COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 23
   Section 4.1 Conduct of Business of the Company and the
       Subsidiaries. . . . . . . . . . . . . . . . . . . . . . 23
   Section 4.2 Filings. . . . . . . . . . . . . . . . . . . . 24
  Section 4.3 Additional Agreements. . . . . . . . . . . . . 24
 Section 4.4 Access to Information; Confidentiality . . . . 24
Section 4.5 COBRA. . . . . . . . . . . . . . . . . . . . . 25
Section 4.6 Public Announcements . . . . . . . . . . . . . 25
Section 4.7 Excluded Assets and Excluded Liabilities . . . 25
Section 4.8 Sellers Schedules Update . . . . . . . . . . . 26
Section 4.9 Release and Termination of Agreements. . . . . 26

ARTICLE V
    CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . 26
   Section 5.1 Conditions to Each Party's Obligation. . . . . 26
  Section 5.2 Conditions to Obligation of the Purchaser. . . 27
 Section 5.3 Conditions to Obligation of Sellers. . . . . . 27

ARTICLE VI
   TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . 28
  Section 6.1 Termination. . . . . . . . . . . . . . . . . .  28
 Section 6.2 Effect of Termination . . . . . . . . . . . . . 28

ARTICLE VII
   APPOINTMENT OF SELLERS' REPRESENTATIVE. . . . . . . . . . . 29
  Section 7.1 Appointment. . . . . . . . . . . . . . . . . . .29
 Section 7.2 Further Consents .  . . . . . . . . . . . . . . 29
Section 7.3 Indemnification. . . . . . . . . . . .  . . . . 29

ARTICLE VIII
   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 31
  Section 8.1 Survival of Representations, Warranties and
    Indemnification Obligations. . . . . . . . . . . . . . . . 31
  Section 8.2 Obligation of the Sellers to Indemnify . . . .  31
 Section 8.3 Obligation of the Purchaser to Indemnify . . .  32
Section 8.4 Notice and Opportunity to Defend  . . . . . . . 33
Section 8.5 Limitations on Indemnification .  . . . . . . . 34
Section 8.6 Management of General Product Recalls and
     Environmental Liabilities . . . . . . . . . . . . . . . . 34
  Section 8.7 Exclusive Remedies; Fraud. . . . . . . . . . .  37

ARTICLE IX
     POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . 37
    Section 9.1 Covenant Not to Compete and Non-Solicitation  37
   Section 9.2 Environmental Matters, Responsibility for
   Which Is Assumed By Purchaser . . . . . . . . . . . . .  38
 Section 9.3 Special Assurances . . . . . . . . . . . .  . 38

ARTICLE X
     GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . 39
    Section 10.1 Rules of Construction . . . . . . . . . . .  39
   Section 10.2 Waiver. . . . . . . . . . . . . . . . . . .  40
  Section 10.3 Notices . . . . . . . . . . . . . . . . . .  40
 Section 10.4 Governing Law . . . . . . . . . . . . . . .  41
Section 10.5 Entire Agreement. . . . . . . . . . . . . .  41
Section 10.6 Amendment . . . . . . . . . . . . . . . . .  41
Section 10.7 Assignability . . . . . . . . . . . . . . .  41
Section 10.8 Binding Effect. . . . . . . . . . . . . . .  42
Section 10.9 Third-Party Beneficiaries . . . . . . . . .  42
Section 10.10 Counterparts . . . . . . . . . . . . . . .  42
Section 10.11 Expenses . . . . . . . . . . . . . . . . .  42
Section 10.12 Trustees . . . . . . . . . . . . . . . . .  42

                 LIST OF SCHEDULES AND EXHIBITS


Schedules

Schedule 1.2   -    Allocation of Purchase Price
Schedule 2.1   -    Shareholders
Schedule 2.2.1 -    Further Authorizations
Schedule 2.2.2 -    Conflicts
Schedule 2.3   -    Consents and Approvals (Sellers)
Schedule 2.5   -    Organization and Qualification
Schedule 2.6   -    Subsidiaries and Investments
Schedule 2.7.1 -    Capitalization
Schedule 2.8.1 -    Certain Changes (December 31, 1994)
Schedule 2.8.2 -    Certain Changes (November 4, 1995)
Schedule 2.9.1 -    Financial Statements
Schedule 2.9.2 -    Material Liabilities
Schedule 2.9.3 -    Indebtedness; Capitalized Leases; Security
                    Interests
Schedule 2.10  -    Consents and Approvals (Company)
Schedule 2.11  -    Litigation
Schedule 2.12.1-    Noncompliance with Laws; Missing Material
                    Permits; Defaults under Permits; Consents
Schedule 2.13.1-    Employee Benefit Plans
Schedule 2.13.2-    Noncompliance of Employee Benefit Plans
Schedule 2.13.3-    Liabilities under Employee Benefit Plans
Schedule 2.13.4-    Filing and Compliance
Schedule 2.13.5-    List of COBRA Employees
Schedule 2.14.1-    Issues with Tax Returns; Examinations
Schedule 2.14.2-    Tax-Sharing and Allocation Agreements
Schedule 2.14.3-    Tax Deficiencies; Audits
Schedule 2.14.4-    Parachute Payments
Schedule 2.15.1-    Intellectual Property
Schedule 2.15.2-    Exceptions Regarding Intellectual Property
Schedule 2.15.4-    Licenses; Infringements; Proceedings
Schedule 2.16.1-    Owned and Leased Property; Title Commitments;
                    Liens on Owned Property
Schedule 2.16.2-    Liens on Personal Property; Consignments;
                    Bailments
Schedule 2.17  -    Material Contracts
Schedule 2.18  -    Environmental and Safety Matters
Schedule 2.19.1-    Strikes, Organizational Activities, Etc.
Schedule 2.19.3-    Resignations and Terminations
Schedule 2.21  -    Insurance
Schedule 2.22  -    Transactions With Interested Persons
Schedule 2.23  -    Bank Accounts and Signatories
Schedule 2.24  -    Additional Exceptions and Allowances
Schedule 2.25  -    Warranties
Schedule 2.26  -    Customer Transactions
Schedule 2.27  -    Suppliers
Schedule 3.3   -    Consents and Approvals (Purchaser)
Schedule 4.7   -    Excluded Assets and Excluded Liabilities
Schedule 4.9   -    Exemptions from Releases
Schedule 8.2(iii)-  Chrysler Recall
Schedule 9.1   -    Exemptions from Noncompetition
Schedule 9.3.1 -    Certain Receivables
Schedule 9.3.2 -    Other Receivables
Schedule 9.3.3 -    Certain Inventory

Exhibits

Exhibit 1.4(x) -    Form of Amendment to Lease
Exhibit 1.5(vi)-    Form of Consulting Agreement
Exhibit 1.5(viii)-  Form of Warrant Grant And Registration Rights
                   Agreement

Exhibit 4.7    -    Form of Assignment and Assumption Agreement
Exhibit 4.9    -    Form of Mutual Release and Termination
                    Agreements
Exhibit 5.2.3  -    Form of Opinion of Counsel to Sellers and
               the Company
Exhibit 5.3.3  -    Form of Opinion of Counsel to Purchaser

                     STOCK PURCHASE AGREEMENT


           This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 4, 1996, by and among Excel Industries, Inc., an Indiana corporation (the "Purchaser"), and Anderson Industries, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company (each a "Seller" and, collectively, the "Sellers"),

           WITNESSETH, THAT:

           WHEREAS, the primary asset of the Company consists of all of the issued and outstanding capital stock of Atwood Industries, Inc., an Illinois corporation (a "Subsidiary" as hereinafter defined in Section 2.6 and hereinafter sometimes separately referred to as "Atwood"), which, directly and indirectly, is engaged in the business (the "Business") of developing, designing, manufacturing, producing, distributing and providing (1) appliances and accessories for recreational vehicles, vehicle conversions, pleasure boats and trailers, including water heaters, furnaces, stoves, ranges, hardware and seating frames; (2) engineered systems and components for the transportation industry, including seat systems, hinge systems and control systems; (3) injection-molded plastics for consumer electronics manufacturers and automotive original equipment manufacturers and suppliers, including front and rear television cabinets, automotive light lenses and interior trim components; and

           WHEREAS, the Purchaser desires to acquire the Business and has agreed to purchase, and the Sellers have agreed to sell, all of the Capital Stock (as defined below) in the Company pursuant to the terms and subject to the conditions of this Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:


                            ARTICLE I
                   PURCHASE AND SALE OF STOCK

     Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser shall purchase from the Sellers, and the Sellers shall sell to the Purchaser, the Capital Stock.

     Section 1.2 Purchase Price and Purchase Price Adjustment.

           1.2.1 The purchase price for the Capital Stock shall be $58,500,000 plus interest from and after December 31, 1995 to the Closing Date at the prime rate of interest from time to time reflected in The Wall Street Journal, Midwest Edition (the "Purchase Price"), payable at the Closing by a wire transfer to the "Sellers' Representative" (as defined below) against delivery of the Certificates (as defined below). The Purchase Price shall be allocated amongst the Sellers as provided in Schedule 1.2.

           1.2.2 As soon as available, and in any event not later than seven days prior to Closing, the Company will deliver to Purchaser audited consolidated financial statements for Atwood as of December 30, 1995, accompanied by the unqualified report of Coopers & Lybrand L.L.P. with respect thereto. Additionally, the calculation of "Adjusted Net Stockholders' Equity" (later defined) of Atwood as of December 30, 1995 shall be set forth in a footnote to such consolidated financial statements. All such statements shall be in accordance with the provisions of this Section 1.2.2.

           1.2.2.1 The consolidated financial statements of Atwood shall be prepared in accordance with GAAP (later defined).

           1.2.2.2  "Adjusted Net Stockholders' Equity" shall be
Atwood's total stockholder's equity as reported in the audited consolidated financial statements as of December 30, 1995 but with the following adjustments, if necessary:

               (i) "Intercompany Taxes" due to Atwood from the Company, referenced on Schedule 4.7,I(c), are to be treated as an asset of Atwood;

               (ii) the "Note Payable" to Atwood from the Company, referenced on Schedule 4.7,I(c), is to be treated as an asset of Atwood;

               (iii) any writedown of the accounts receivable or increase of reserves above $48,335 against the accounts receivable described in Schedule 9.3.1 or any writedown of the accounts receivable described in Schedule 9.3.2 are to be reversed (net of tax effect, if any);

               (iv) any writedown of the inventory or increase of reserves above $200,000 against the inventory described in Schedule
9.3.3 are to be reversed (net of tax effect, if any); and

               (v) any net deferred income tax asset is to be calculated on a going concern basis.

           1.2.2.3 The determination of Adjusted Net Stockholders' Equity by Coopers & Lybrand LLP shall be final and binding upon Sellers and Purchaser.

     The Purchase Price shall be adjusted downward, dollar-for-dollar, to the extent that the Adjusted Net Stockholders' Equity of Atwood as of December 30, 1995 is less than $26,500,000. Any such downward adjustment of the Purchase Price shall be allocated amongst the Sellers as directed by the Sellers' Representative.

     Section 1.3 Closing. The closing of the purchase and sale of the Capital Stock (the "Closing") shall be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois at 10:00 a.m. (local time) on the third business day following the satisfaction or waiver of the conditions set forth in
Article V (the "Closing Date"), or at such other place and time as the Purchaser and the Sellers' Representative (as defined below) may mutually agree.

     Section 1.4 Deliveries by Sellers and the Company.  At the
Closing, Sellers and/or the Company shall deliver to Purchaser the following:

               (i) valid stock certificates representing all of the shares of Capital Stock and duly executed and witnessed stock powers (collectively, the "Certificates") transferring all of such shares to Purchaser free and clear of any and all Liens (as defined below);

              (ii) the certificate of performance of the Company required by Section 5.2.1;

             (iii) the certificate of performance of the Sellers required by Section 5.2.1;

              (iv) the certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, which certifies
(a) the resolutions adopted by the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date and (c) the Bylaws of the Company, as amended to the date of Closing;

               (v) a duly certified copy of the Articles or Certificates of Incorporation or Organization of the Company and each Subsidiary (except for Atwood Holding Limited, a Cyprus corporation, dated no more than ten (10) days prior to the Closing Date, unless such certified copies are not available in the respective jurisdictions of foreign countries;

              (vi) a certificate of good standing or existence, dated no more than ten (10) days prior to the Closing Date, for the Company and each Subsidiary (except for Atwood Holding Limited, a Cyprus corporation) issued by the appropriate office of each state of incorporation or formation and each jurisdiction in which the Company and the Subsidiaries are qualified to do business as a foreign corporation or entity, unless such certificates are not available in the respective jurisdictions of foreign countries;

             (vii)  the Warrant Grant and Registration Rights
Agreement referred to in Section 1.5(vii), duly executed by Sellers;

            (viii) the novations, to the extent obtained by Sellers, and the Assignment and Assumption Agreement, as required by Section 4.7;

             (ix) the duly executed Mutual Release and Termination Agreements required by Section 4.9; and

              (x) at Purchaser's request, an amendment to the Anderson Garden's lease, dated November 15, 1994, as amended, between the Company and John R. Anderson, Trustee, in the form of
Exhibit 1.4(x).

     Section 1.5 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:

               (i) the Purchase Price due at the Closing in accordance with Section 1.2;

               (ii) the certificate of performance of Purchaser required by Section 5.3.1;

               (iii) the certificate of the Secretary or Assistant Secretary of Purchaser dated the Closing Date, which certifies (a) the resolutions adopted by the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

               (iv) a duly certified copy of the Bylaws of Purchaser;

               (v) a certificate of existence for Purchaser, dated no more than ten days prior to the Closing Date, issued by the office of the Indiana Secretary of State;

               (vi) a Consulting Agreement for John R. Anderson in the form of Exhibit 1.5(vi); and

               (vii) warrants to purchase 381,000 shares of common stock in Purchaser, at an exercise price of $13.25 per share and with an exercise term of five years, all in accordance with the terms and conditions of, and together with, the Warrant Grant And Registration Rights Agreement in the form of Exhibit 1.5(vii), duly executed by Purchaser.

     Section 1.6 Further Assurances. From time to time after the Closing, Sellers shall execute and deliver to Purchaser such other instruments of conveyance and transfer and such other documents and do such other acts as Purchaser may reasonably request or as may be otherwise necessary to more effectively (i) convey and transfer to, and vest in, Purchaser and to put Purchaser in possession of, the Capital Stock and the assets of the Business and (ii) accomplish the purposes of this Agreement.

     Section 1.7 Sales and Transfer Taxes. Any federal, state, county, local or foreign transfer or other tax owing on account of the transfer of the shares of Capital Stock to Purchaser and any federal, state, county, local or foreign income or other tax owing on account of Sellers' gain or loss or other income realized by Sellers on the sale of the shares of Capital Stock shall be paid by Sellers.


                           ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, and each of them, jointly and severally, represent and warrant to the Purchaser and agree as follows:

     Section 2.1 Title to Shares. Schedule 2.1 contains the name of the owners and the number and percentage of outstanding shares of the Capital Stock owned, directly and indirectly, of record or beneficially by each of the Sellers. No other shares of capital stock of the Company are issued or outstanding. The Sellers have good and marketable title to the Capital Stock, free and clear of any Liens with respect thereto and, immediately following the Closing, the Purchaser will have and be entitled to exercise all rights of ownership with respect thereto.

     Section 2.2 Authority.

          2.2.1 Each of the Sellers and the Company has full right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with and perform the terms, conditions and provisions hereof. Except as noted on Schedule 2.2.1, the execution, delivery and performance of this Agreement (i) by the Company have been duly authorized and approved by all requisite corporate action of the Company and do not require any further corporate authorization or corporate consent and (ii) by each Seller who is a trustee have been duly authorized and approved by any requisite third party, including, without limitation the consents identified on Schedule 2.3, and do not require any further authorization or consent.

          2.2.2 Except as noted on Schedule 2.2.2, none of the Sellers, the Company or any Subsidiary is subject to any order, writ, award, judgment, decree or determination (a "Governmental Order") nor is any of them a party to or bound by any contract, agreement, note, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, or other instrument or restriction which could conflict with or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms, conditions or provisions hereof or, in the case of a Governmental Order specific to the Company or any Subsidiary, which would materially and adversely affect the ability of Purchaser and/or the Company to carry on the Business after Closing.

          2.2.3 This Agreement constitutes a valid and binding obligation of each of the Sellers and the Company, enforceable against each such Seller and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

     Section 2.3 Consents and Approvals (Sellers). Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as noted on Schedule 2.3, neither the execution, delivery and performance by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby, nor the compliance by such Seller with or fulfillment by such Seller of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, will (i) require any action by or in respect of, consent or approval from or filing with, or notice to, any governmental or regulatory body, agency or official, or any third party which, if not obtained or made, will prevent or materially delay the transactions contemplated by this Agreement, (ii) to the knowledge of Sellers, violate any provision of applicable law, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit or other authorization, lease, agreement or other instrument or obligations to which such Seller is a party or by which any of such Seller's properties may be affected or bound, and which violation, default or other consequence referenced in clause
(ii) or (iii) would have, in the case of clause (ii) or (iii), a Material Adverse Effect (as defined below).

     Section 2.4 Ownership of Shares. The Sellers own, in the aggregate, all of the issued and outstanding shares of the Capital Stock in the Company.

     Section 2.5 Organization and Qualification. Except as set forth on Schedule 2.5, each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation listed on
Schedule 2.5; and (ii) has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect, which jurisdictions are listed on
Schedule 2.5, and no other jurisdiction has demanded, requested or otherwise notified the Company or a Subsidiary that it is required so to qualify. Copies of the Articles or Certificate of Incorporation and Bylaws of each of the Company and its Subsidiaries have heretofore been provided to the Purchaser, and such copies are accurate and complete as of the date hereof.
Schedule 2.5 also lists all of the locations, including, without limitation, sales or marketing offices, manufacturing facilities and warehouses, at which the Company or any Subsidiary conducts any portion of the Business.

     Section 2.6 Subsidiaries and Investments. The Company owns all of the issued and outstanding capital stock of Atwood.
Schedule 2.6 contains a list of each corporation partnership, joint venture, limited liability or other entity in which the Company owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests (singularly a "Subsidiary" and collectively, the "Subsidiaries"). Schedule 2.6 contains the name, jurisdiction of incorporation or organization, authorized shares or other equity capital and percentage of outstanding shares or other equity interests of each of the Subsidiaries owned, directly or indirectly, of record or beneficially by the Company and the name of the owners and the number and percentage of outstanding shares or other equity interests of each of the Subsidiaries owned of record or beneficially by any other person. The outstanding capital stock of each of the Subsidiaries which is owned by the Company or a Subsidiary is validly issued, fully paid and nonassessable. There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any capital stock or equity interests of any of the Subsidiaries. There are no irrevocable proxies with respect to the shares of capital stock or equity interests of the Subsidiaries owned, directly or indirectly, by the Company or any third person other than the Company. All shares of capital stock or equity interests of the Subsidiaries listed on Schedule 2.6 are owned, free and clear of any Liens, except as set forth on Schedule 2.6. Except as disclosed on
Schedule 2.6, neither the Company nor any of its Subsidiaries has any ownership or equity interest, directly or indirectly, in any entity or enterprise other than the Subsidiaries.

     Section 2.7 Capitalization.

          2.7.1 The authorized capital stock of the Company consists of 35,000 shares of voting preferred stock, 10,000 shares of nonvoting common stock, and 7,000 shares of voting common stock.

As of the date of this Agreement, there are 34,510 shares of voting preferred stock, 9,324 shares of nonvoting common stock, and 6,990 shares of voting common stock issued and outstanding (collectively, the "Capital Stock"). All of the Capital Stock is validly issued, fully paid, nonassessable and free of any preemptive rights.
Except as set forth on Schedule 2.7.1, (i) accurate copies of the minute books and stock transfer books of the Company and each of the Subsidiaries have been delivered to Purchaser and (ii) the stock transfer books of the Company and of its Subsidiaries are correct, complete and current, and, to the extent applicable, all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares have been duly paid, affixed or canceled.

          2.7.2 There are no (i) proxies, voting trusts, buy-sell agreements or other agreements or understandings with respect to the voting of any Capital Stock, or (ii) existing subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company or any Subsidiary to issue, redeem, transfer or sell any shares of the capital stock of the Company or any Subsidiary.

     Section 2.8 Absence of Certain Changes.

          2.8.1 Except as disclosed on Schedule 2.8.1, since
December 31, 1994, other than as contemplated or caused by this Agreement, there has not been:

          (a) any shortage or difficulty in the ability of the Company or any Subsidiary to obtain raw materials, other than in the ordinary course of business;

          (b) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Company or any Subsidiary; or

          (c) any default or breach by the Company or any Subsidiary under any Material Permit (as defined below) or any Material Contract (as defined below).

          2.8.2 Except as disclosed on Schedule 2.8.2, since
November 4, 1995 (the "Balance Sheet Date"), other than as contemplated or caused by this Agreement, there has not been:

          (a) a material change in the financial condition, operations, business, properties, assets or liabilities of the Company or a Subsidiary other than changes incurred in the ordinary course of business;

          (b) destruction, damage to or loss of any asset of the Company or a Subsidiary (whether or not covered by insurance) that has had a Material Adverse Effect;

          (c) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Company or a Subsidiary;

          (d) incurrence by the Company or a Subsidiary of any indebtedness, or acceptance of any other liability or obligation other than in the ordinary course of its business;

          (e) any entry into or a material amendment or termination of any Material Contract other than this Agreement and agreements executed in the ordinary course of business;

          (f) any redemption, repurchase, or other acquisition of its stock by the Company or any Subsidiary, or any issuance of capital stock of the Company or any Subsidiary or any dividend or distribution declared, set aside, or paid on Capital Stock of the Company;

          (g) any sale or other disposition of any material asset of the Company or of any Subsidiary, or any mortgage, pledge, or imposition of any Lien on any asset of the Company or of any Subsidiary, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or

          (h) any entry by the Company or a Subsidiary into, or commitment by the Company or a Subsidiary to enter into, any transaction not in the ordinary course of business.

          2.8.3 Except as disclosed on Schedule 2.8.2, since the Balance Sheet Date the Company and its Subsidiaries have conducted their businesses in the ordinary and usual course, and, without limiting the foregoing, except as disclosed on Schedule 2.8.2, no changes have been made in (i) executive compensation levels, (ii) the manner in which other employees of the Company and its Subsidiaries are compensated or shall be compensated, (iii) supplemental benefits provided to any such executives or other employees, or (iv) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without Material Adverse Effect.

     Section 2.9 Financial Statements and Liabilities.

          2.9.1 The Company has previously furnished to the Purchaser copies of (i) its audited consolidated balance sheets as of December 28, 1991, January 3, 1993, January 1, 1994, and December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, including all notes thereto (the "Audited Financial Statements"), accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto, and (ii) Atwood's unaudited consolidated balance sheet as of November 4, 1995 (the "Latest Balance Sheet") and the related consolidated statements of income and cash flow for the period then ended (the "Interim Financial Statements"; collectively, the Audited Financial Statements and the Interim Financial Statements are referred to herein as the "Financial Statements"). The Audited Financial Statements (including all notes thereto) (x) fairly present the consolidated financial position of the Company as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity of the Company for the periods covered thereby; and (y) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved ("GAAP"), except as may be indicated in the notes thereto. Taken as a whole, the Interim Financial Statements fairly present the consolidated financial position of Atwood as of the date thereof and the results of operations, cash flows and changes in stockholders' equity of Atwood for the period covered thereby, except such statements have not been prepared in accordance with GAAP but in accordance with Atwood's ordinary and customary standards for interim reporting and on a basis consistent with Atwood's prior practice. Set forth on Schedule 2.9.1 is a description of all material variances from GAAP with respect to the preparation of the Interim Financial Statements.

          2.9.2 Except as noted on Schedule 2.9.1, all properties material to the operation of the Business are reflected on the Financial Statements in the manner and to the extent required by GAAP. Except as set forth on the Latest Balance Sheet or Schedule
2.9.2 and except for liabilities and obligations which have arisen in the ordinary course of business consistent with past practices since the Latest Balance Sheet Date, the Company and its Subsidiaries, to the knowledge of the Sellers, do not have any liabilities or obligations of any nature, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or to become due, or liabilities relating to products made, regardless of whether claims in respect thereof have been asserted), or commitments with respect to any of the foregoing, in each case of a kind required by GAAP to be set forth on a financial statement.

          2.9.3 Except as set forth in Schedule 2.9.3, there are no
(i) contracts, agreements or instruments pursuant to which the Company or a Subsidiary is indebted or liable to any person for borrowed money or for the deferred purchase price of any property in excess of $250,000, (ii) capitalized leases pursuant to which the Company or a Subsidiary leases real or personal property which provide for annual payments in excess of $50,000, and (iii) mortgages, security agreements or pledge agreements to which the Company or a Subsidiary is a party or by which it or any of its properties is subject or encumbered. Complete and accurate copies of all contracts, agreements and instruments set forth in Schedule
2.9.3 have been delivered to Purchaser by the Company.

     Section 2.10 Consents and Approvals (the Company). Except as set forth on Schedule 2.10, neither the execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with or fulfillment by the Company of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, will (i) require any action by or in respect of, consent or approval from, or filing with or notice to, any governmental or regulatory body, agency or official (including, without limitation, with respect to any Material Permit), or any third party which is party to a Material Contract, which, if not obtained or made, will prevent or materially delay the transactions contemplated by this Agreement, (ii) violate, conflict with, or result in a breach of, any provision of the charter or Bylaws of the Company or any Subsidiary, (iii) to the knowledge of Sellers, violate any provision of applicable law which will result in a Material Adverse Effect, or (iv) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Permit or Material Contract.

     Section 2.11 Litigation. Except as set forth on Schedule 2.11, there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending or threatened, with respect to the Company or any Subsidiary, before any court, arbitrator, or administrative, governmental, or regulatory authority or body, nor is the Company or any Subsidiary subject to any order, judgment, writ, injunction or decree. The items listed on Schedule 2.11, individually and in the aggregate, will not have a Material Adverse Effect.

     Section 2.12 Compliance with Law.

          2.12.1 Except as set forth on Schedule 2.12.1 and except where any such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Sellers, neither the Company nor any Subsidiary is violating or failing to comply with, or has violated or failed to comply with in a manner which gives rise to an existing or current contingent liability, any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, including, without limitation, the Foreign Corrupt Practices Act, or any judgment, decree or order of any court, applicable to its business or operations or applicable to its employees, benefits, compensation and/or working conditions and/or hiring, nondiscrimination and promotion practices. Except as set forth on
Schedule 2.12.1 and except for such permits, approvals, licenses and franchises, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have all permits, approvals, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted (the "Material Permits").

          2.12.2 Except as described on Schedule 2.12.1 the Company and the Subsidiaries have fulfilled and performed their respective obligations under each of the Material Permits, and, to the knowledge of Sellers, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach, violation or default under any of the Material Permits or which authorizes or, after notice or lapse of time or both, would authorize revocation or termination of any of the Material Permits, except where the failure to perform or a breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect. No notice of cancellation, of default, or of any material dispute concerning any of the Material Permits has been received by any Seller or the Company. Each of the Material Permits is valid, subsisting and in full force and effect.

     Section 2.13 Employee Benefit Plans.

          2.13.1    Except as disclosed on Schedule 2.13.2, item
(v), the Company has provided to the Purchaser true and complete copies of each pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, severance pay, retirement or other material employee pension benefit or employee welfare benefit plan, program, fund, agreement or arrangement currently sponsored or maintained by or contributed to by the Company or any Subsidiary for the benefit of any officer, employee, former employee or retiree of the Company or its Subsidiaries or pursuant to which the Company or any Subsidiary has any current or reasonably foreseeable potential liability, including, without limitation, any liability which may be accelerated or triggered as a result of the transactions contemplated by this Agreement (collectively, "Plan" or "Plans").
Schedule 2.13.1 lists (i) all of such written Plans, and (ii) a description of each similar oral agreement or arrangement pursuant to which the Company or any Subsidiary has any material liability or obligation.

          2.13.2 With respect to any such Plan covering officers, employees, former employees or retirees of the Company or any Subsidiary, except as set forth on Schedule 2.13.2, (i) each such Plan is and has at all times been operated and administered in material compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and state laws, and, where applicable, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for each such Plan, or the "remedial amendment period" under Code
Section 401(b) for submitting any amendment to such plan to the Internal Revenue Service has not yet expired; (ii) no such Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or is otherwise subject to Title IV of ERISA; (iii) none of the Company or its Affiliates has engaged in any material non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code involving the assets of any such Plan and none of the Company or any Subsidiary has engaged in any transaction with respect to the assets of any Plan which will subject either the Company or a Subsidiary to any material excise taxes imposed by Section 4975 of the Code or material civil liability under Section 502 of ERISA;
(iv) (A) all required employer contributions which have become due with respect to such Plans have been made or have been accrued or
(B) all employer profit sharing contributions in respect of calendar year 1995 which shall become due and payable in 1996 with respect to a defined contribution plan have been made or have been accrued, in accordance with GAAP on the Audited Financial Statements and in accordance with the Company's standards for interim reporting on the Interim Financial Statements; (v) the Company has delivered to the Purchaser as to each such Plan a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, (b) each plan, summary plan description, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan and (c) the most recent determination letter issued by the IRS, and any pending applications for a determination letter; (vi) each such Plan is and has been operated in material compliance with applicable provisions of ERISA, the Code and the terms of such Plan and (vii) (A) neither the Company, nor any Subsidiary, nor the administrator of any Plan has received notice of any audit or investigation of any Plan or any return related to any Plan from any administrative, governmental or regulatory authority since December 31, 1994 (except in the context of reviewing an application for a determination letter), (B) nor is the Company, nor any Subsidiary, nor any Plan subject to any order, judgment or decree of any court, arbitrator, administrative, governmental or regulatory authority or body relating to any Plan, except as may relate to Code Section 414(p) or ERISA Section 206(d)(3), (C) to the knowledge of Sellers, nor is the Company, nor any Subsidiary, nor any Plan, currently undergoing any audit or investigation by any administrative, governmental regulatory authority or body.

          2.13.3 Except as set forth on Schedule 2.13.3, neither the Company nor any Subsidiary (i) has any current withdrawal liability with respect to any "multiemployer pension plan" as defined in Section 3(37) of ERISA nor is a participating employer in any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, which for any Plan year ending after the Closing Date has "unfunded vested benefits," within the meaning of Section 4201(b)(1) of ERISA, (ii) has any obligation to provide or contribute to the cost of life insurance, health insurance, medicare supplement insurance, or any other welfare benefit to or on behalf of retired or former employees except as may be required under Section 4980B of the Code, Part 6 of subtitle B of Title I of ERISA or state continuation coverage laws, or (iii) is otherwise required to contribute to any retirement or pension plan pursuant to any collective bargaining agreement, or (iv) otherwise has any termination liability under Title IV of ERISA.

          2.13.4 Except as would not give rise to material liability or except as set forth on Schedule 2.13.4, (i) Company and the Subsidiaries have filed or caused to be filed on a timely basis every return, report, statement, notice, declaration and other document required by any governmental agency or authority (including, without limitation, the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation), with respect to each Plan sponsored or maintained by the Company or any Subsidiary; and (ii) are in compliance with all requirements for disclosures to employees, participants, and beneficiaries required under ERISA or the Code, including, without limitation, timely distribution of summary plan descriptions and summary annual reports.

          2.13.5. Schedule 2.13.5 lists each former employee who is covered under a health plan of the Company or a Subsidiary as of January 31, 1996 as a continuee under 29 U.S.C. 1161 ("COBRA").

     Section 2.14 Taxes.

          2.14.1 Except as set forth on Schedule 2.14.1, each of the Company and its Subsidiaries has timely and accurately prepared and filed or will timely and accurately prepare and file, or has been timely included in or will be timely included in, all federal and state, local, territorial, possessions and foreign returns, declarations and reports, information returns and statements, including without limitation, items related to the Plans (collectively, "Returns") required to be filed on or before the date hereof by, or with respect to, the Company or its Subsidiaries in respect of any Taxes (as defined below) for each period ending on or before the Closing Date. All such Returns are true and correct. The Company has delivered to the Purchaser true and complete copies of all Returns referred to in the preceding sentences of this Section 2.14.1 (including any amendments thereof) for the two most recent taxable years. All Taxes shown as due on such Returns have been or will be timely paid in full. Except as set forth on the Returns, the Audited Financial Statements or the Interim Financial Statements and except for accruals in the ordinary course from the date of the Latest Balance Sheet to the date hereof, the Company and its Subsidiaries have no liability for any Taxes. Except as set forth on Schedule 2.14.1, no currently pending issues have been raised by the IRS or any other taxing authority in connection with any of such Returns, and no waivers of statutes of limitation have been given or requested with respect to the Company or its Subsidiaries. Except as set forth on Schedule 2.14.1, no Returns filed by, or with respect to, the Company and its Subsidiaries during the past three years have been examined, nor has any notification of any intention to examine been made, by the IRS or by the taxing authority of any state, local entity, territory, possession or foreign entity. For purposes of this Agreement, the term "Taxes" shall include any tax based upon, or measured by, income or gross receipts, and any sales, use, ad valorem, transfer, franchise, payroll, employment, excise, occupation, premium, property or other taxes (including any interest or any penalties or additional amounts imposed by any taxing authority). Schedule 2.14.1 contains a list of all pending and closed federal income tax audits of the Company for the period 1987 to 1994.

          2.14.2 Except as set forth on Schedule 2.14.2, there are no (i) Tax-sharing agreements or similar arrangements with respect to or involving the Company or a Subsidiary, or (ii) agreements between or among any of the Company or its Subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes.

          2.14.3 On and prior to the date hereof, all monies required to be collected or withheld by the Company or a Subsidiary for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company; and neither the Company nor any Subsidiary is or will become liable for any Taxes for failure to comply with any of the foregoing. Except as set forth on Schedule 2.14.3, no deficiencies for Taxes have been claimed, proposed or assessed against the Company or any Subsidiary and no federal, state, county, local or foreign return for Taxes of the Company or a Subsidiary has been audited or examined by any taxing or other governmental authority during the three-year period prior to the date hereof.

          2.14.4 Except as set forth on Schedule 2.14.4, neither the Company nor any Subsidiary has made, is obligated to make, or is a party to any agreement or arrangement under which it might become obligated, as a result of the transactions contemplated hereby or otherwise, to make any "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code.
Schedule 2.14.4 specifically identifies any such agreement or arrangement which provides or might provide for an excess parachute payment, absent adjustment or shareholder approval.

     Section 2.15 Intellectual Property.

          2.15.1 Schedule 2.15.1 contains a list and a description of all (i) patents, patent rights or pending applications for patents held or made by the Company or any Subsidiary; (ii) United States, state or foreign trademarks, servicemarks, trade names or copyrights for which registrations have been issued to, or applications are pending by, the Company or any Subsidiary; (iii) to the knowledge of Sellers, unregistered United States, state or foreign trademarks and servicemarks or unregistered copyrights used by the Company or a Subsidiary in the Business; (iv) written agreements between the Company or any Subsidiary and a third party relating to any right, license or interest in any patent, trademark, copyright, or any rights thereto, whether registered or unregistered, used in or relating to the Business; (v) to the knowledge of Sellers, agreements pertaining to trade secrets used in the Business to which the Company or a Subsidiary is a party; and (vi) registered and unregistered assumed or fictitious names under which the Company or a Subsidiary is conducting the Business.

          2.15.2 Except as listed on Schedule 2.15.2, all of the patents, patent rights, registrations for trade names, trademarks, servicemarks and copyrights listed in Schedule 2.15.1 as being owned by the Company and the Subsidiaries, are subsisting and in effect and all applications for such registrations are pending, without written challenge, and the Company and the Subsidiaries own the entire right, title and interest in and to all such patents, patent rights, trade names, trademarks, servicemarks and copyrights so listed, as well as the registrations and applications for registration therefor, free of any Lien or third-party right granted by written agreement. Notwithstanding the foregoing, Sellers make no representation or warranty under this Section
2.15.2 as to the validity and enforceability of any patents, patent rights, trade names, trademarks, servicemarks and copyrights listed on Schedule 2.15.1.

          2.15.3 Complete and accurate copies of all such owned patents and trademarks, servicemark and copyright registrations, or applications therefor, registered assumed name filings and all such agreements listed in Schedule 2.15.1 have been delivered to Purchaser by the Company.

          2.15.4 Except where such failure would not have a Material Adverse Effect or as set forth in Schedule 2.15.4, item L, to the knowledge of Sellers, the Company and the Subsidiaries own or have the right to use all patents, patent rights, trademarks, servicemarks, copyrights and trade names which are needed to manufacture the products currently being manufactured by the Business. Except as disclosed in Schedule 2.15.4, (i) no notice of claim of infringement of any patent, patent right, trademark, servicemark, trade name or copyright or registration thereof, which results in any way from the operations of the Company, any Subsidiary or the Business has been made to or received by, or, to the knowledge of Sellers, threatened against the Company or any Subsidiary, and (ii) no proceedings are pending or, to the knowledge of Sellers, threatened against the Company or any Subsidiary which challenge the validity, ownership of, or right or license to use, any patent, patent right, trademark, trade name, servicemark or copyright or the ownership of any other right or property described in Schedule 2.15.1.

     Section 2.16 Property.

          2.16.1 Schedule 2.16.1 sets forth a complete list of all real property owned in fee by the Company and or any of its Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties") and all real property leased by the Company or any of its Subsidiaries (individually, a "Leased Property" and collectively, the "Leased Properties"). The Company or one of its Subsidiaries has good fee title to the Owned Properties and, assuming good title in the landlord, a valid leasehold interest in its Leased Properties (the Owned Properties and the Leased Properties being sometimes referred to herein individually as a "Company Property" and collectively as the "Company Properties"), in each case free and clear of all Liens, easements, restrictive covenants and rights-of-way, except for the following (collectively, "Permitted Liens"): (i) Liens, easements, restrictive covenants, rights-of-way and title exceptions on any Owned Property shown on the title commitments provided to Purchaser prior to the date hereof identified on Schedule 2.16.1 ("Title Commitments"); (ii) Liens, easements, restrictive covenants and rights-of-way and/or other defects whether or not of record, against the fee title or other estate held by the landlord with respect to any Leased Property, none of which materially adversely affect the lessee's right to use the Leased Property in the conduct of the Business; (iii) (A) platting, subdivision, zoning, building and other similar legal requirements, and (B) easements, restrictive covenants, rights-of-way, encroachments and other similar encumbrances described in the Title Commitments or affecting the Leased Property, none of which items set forth in this clause (iii) in the aggregate materially interfere with the continued use and operation of the Company Property to which they relate in the manner in which such Company Property is currently used and operated; and (iv) other Liens, easements, restrictive covenants and rights-of-way, if any, referenced in Schedule 2.16.1 or which would be shown on an ALTA Survey for the subject property, none of which survey matters in the aggregate materially interfere with the continued use and operation of a Company Property to which such survey matters relate in the manner in which such Company Property is currently used and operated. The Company has delivered to Purchaser true and complete copies of all leases for the Leased Property. There are no building, zoning or use violations existing with respect to any Owned Properties as of the date hereof, except as would not, individually or in the aggregate, have a Material Adverse Effect. There does not exist on the date hereof any pending or, to the knowledge of Sellers, proposed (a) condemnation of all or any part of the Company Properties; or (b) special assessment for work relating to all or any part of the Company Properties. The buildings and any other improvements located on the Owned Properties are all in good and operable condition.

          2.16.2 The Company or one of its Subsidiaries has good and marketable title or, assuming good title in the lessor, a valid lease interest in, all machinery and equipment and all other personal property used in the operation of the business of the Company and its Subsidiaries ("Personal Property"), whether or not reflected on the Audited Financial Statements, and the Personal Property is sufficient for the conduct of the respective entity's business as conducted as of the Closing Date. Except as otherwise specified in Schedule 2.16.2, the Personal Property is free and clear of all claims, liens, charges, encumbrances, pledges, conditional sales contracts, equity charges or other similar conflicting ownership or security interests in favor of any party (collectively, the "Liens", or individually, a "Lien") and is in substantially good working order and has been reasonably well maintained and does not contain, to Sellers' knowledge, any material defects. All of the tangible Personal Property is located at the locations set forth in Schedule 2.16.1. Neither the Company nor any Subsidiary has a consignment or bailment relationship with any third party with respect to its inventory.

     Section 2.17 Material Contracts. Except as listed or described on Schedule 2.17 or 2.13.1, as of the date hereof neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral lease, agreements or other contracts or legally binding contractual rights, obligations or commitments
("Contracts") relating to or in any way affecting the operation or ownership of the Business or any other business or activity owned or conducted or previously owned or conducted by Atwood or any of the other Subsidiaries that are of a type described below (the "Material Contracts"):

               (i) any collective bargaining arrangement with any labor union, any Contract with officers or employees, or any such agreement currently in negotiation or proposed;

              (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000.00;

              (iii) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring aggregate future payments in excess of $250,000.00;

              (iv) any Contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

               (v) any Contract granting any person a Lien on all or any part of the assets of the Company or any Subsidiary;

              (vi) any Contract granting to any person a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company or any Subsidiary;

             (vii) any Contract under which the Company or any Subsidiary is (A) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or (B) a lessor of any real property or tangible personal property owned by the Company or any Subsidiary, in either case having an original value in excess of $250,000.00;

            (viii) any Contract for purchase or sale by the Company or any Subsidiary of (A) any real property on which the Company or any Subsidiary conducted operations or (B) any business or line of business, whether by sale or purchase of stock or assets or any merger or consolidation, under which there are any existing or current contingent obligations, liabilities or benefits;

              (ix)  any Contract limiting, restricting or
prohibiting the Company or any Subsidiary from conducting business anywhere in the United States or elsewhere in the world;

               (x)  any joint venture or partnership Contract;

              (xi) any Contract having an original value in excess of $250,000.00 and requiring consent or other approval upon a change of control in the equity ownership of the Company;

             (xii) any other Contract (including with agents, consultants or advisors), whether or not made in the ordinary course of business, which involves payments in excess of $250,000.00; and

            (xiii) any lease or associated agreements relating to the Leased Properties.

     Except as set forth on Schedule 2.13.2(v), the Company has provided Purchaser with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 2.17, each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 2.17, the Company or one of its Subsidiaries has performed all obligations required to be performed by it under the Material Contracts and neither the Company nor any Subsidiary is in breach or default thereunder, or, to the knowledge of the Sellers, by any other party thereunder, nor does there exist any event or condition which, with notice, lapse of time or both, would constitute a breach or default, except for breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

     Section 2.18 Environmental and Safety Matters.

          2.18.1 Except as set forth on Schedule 2.18, to the knowledge of the Sellers:

               (i) The Company and its Subsidiaries are and have been in compliance at all times with all applicable Environmental Laws and have received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Company and its Subsidiaries.

              (ii) The Company and its Subsidiaries have obtained, and are and have been in compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation or use of the properties now owned or leased by them and used in the conduct of their operations.

             (iii) None of the following has existed or presently exists at any property now owned or leased by the Company or its Subsidiaries in violation of applicable Environmental Laws: (A) hazardous or toxic materials, substances, pollutants, contaminants or waste including, without limitation, petroleum or petroleum products; asbestos-containing or suspected asbestos containing material (as defined by federal law) in any form or condition; polychlorinated biphenyl-containing materials or equipment, or ozone-depleting substances as defined pursuant to the Environmental Laws ("Hazardous Materials"); or (B) underground storage tanks or systems (as defined by federal law) and in addition heating oil tanks.

              (iv) The transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties.

               (v) No facts, events or conditions relating to the past or present properties or operations of the Company or its Subsidiaries will (A) prevent, hinder or limit continued compliance with applicable Environmental Laws, (B) give rise to any corrective, notification, investigatory or remedial obligations on the part of the Company, its Subsidiaries or the Purchaser pursuant to applicable Environmental Laws, or (C) give rise to any liabilities on the part of the Company, its Subsidiaries or the Purchaser (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to applicable Environmental Laws or common law, including, without limitation, those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage.

              (vi) The Company and its Subsidiaries have not assumed or succeeded (by operation of law or otherwise) to any liabilities or obligations of any third party under Environmental Laws for which the Company, its Subsidiaries or the Purchaser will have any liability following the Closing Date.

          2.18.2 The Company has delivered or made available to the Purchaser true, complete and correct copies of all government notices, orders or settlements including without limitation, Notices of Violation or Deficiency, Administrative Orders, Agreed Orders, Consent Decrees or Settlement Agreement, and all environmental reports, analyses, tests or monitoring in the possession of or initiated by the Company or its Subsidiaries during the past five years, or at anytime if related to known material unresolved obligations or liabilities, including, without limitation, reports, tests and analyses required pursuant to any permit or license held by the Company or its Subsidiaries under Environmental Laws, pertaining to any property owned, operated or leased or formerly owned, operated or leased by the Company or its Subsidiaries.

          2.18.3 As used herein, "Environmental Laws" shall mean all United States, Mexican, Italian, or federal, state, provincial or local statutes, laws, treaties, codes, rules, regulations, ordinances, orders, standards, permits, licenses, or requirements (including consent decrees, judicial decisions and administrative orders), presently in force pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including, without limitation, the Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 42 U.S.C., Section 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the
Clean Air Act, 42 U.S.C. Section 7401 et seq., The Federal Water Pollution Control, 33 U.S.C. Section 1241 et seq., the Toxic
Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq., the Hazardous Materials Transportation Uniform Safety Act, 49 U.S.C. Section
1802, and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Merli Water Quality Law, the North American Free Trade Agreement, and the General Law of Ecological Equilibrium and Environmental Protection.

     Section 2.19 Employee Relations.

          2.19.1 Except as set forth on Schedule 2.19.1, within the last three years neither the Company nor any Subsidiary has experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor, nor has any such event, to the knowledge of Sellers, been threatened against the Company or any Subsidiary. Except as set forth on Schedule 2.19.1, there are no labor unions or other organizations representing or, to the knowledge of Sellers, attempting to represent, any employees of the Company or any Subsidiary and there are no agreements, plans, programs, documents or letters of understanding currently in effect between the Company or any Subsidiary and any union or other employee organization affecting wages, hours or other terms and conditions of employment. All labor and collective bargaining agreements to which the Company or any Subsidiary is a party have been ratified by the appropriate party, and are currently in full force and effect.

          2.19.2 Except as set forth on Schedule 2.19.1, there are no pending, or to the knowledge of Sellers, threatened, charges, claims, settlement agreements or citations, directly or indirectly involving or affecting the Company or any Subsidiary, under (i) the Occupational Safety and Health Act of 1970, as amended; (ii) the National Labor Relations Act of 1935, as amended;
(iii) Civil Rights Act of 1964, as amended; (iv) the Immigration Reform and Control Act of 1986, as amended; (v) the Age Discrimination in Employment Act of 1967, as amended; (vi) the Fair Labor Standards Act, as amended, (vii) the Americans with Disabilities Act, as amended; (viii) the Family and Medical Leave Act, as amended; or (ix) any other similar local, state or federal laws, except where such charges, claims, agreements or citations would not, individually or in the aggregate, have a Material Adverse Effect.

          2.19.3    Except as set forth on Schedule 2.19.3, since
December 31, 1994, there has not been any resignation or termination of employment of any key employee or officer of the Company or a Subsidiary.

     Section 2.20 Brokers. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 2.21 Insurance. The physical properties and assets of the Company and its Subsidiaries are insured to the extent disclosed on Schedule 2.21 hereto. Such Schedule 2.21 also sets forth a complete listing of all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, including the policy numbers, the insurance carriers, the amounts and types of coverage, the expiration dates and the deductible amounts. Said insurance policies and arrangements are in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof.
Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal with respect to any of such policies. Except as set forth on Schedule 2.21, since January 1, 1989, the Company and the Subsidiaries have continually maintained without interruption insurance on an occurrence basis and in the amounts reflected on Schedule 2.21 covering product liability claims relating to products manufactured or sold by the Company and the Subsidiaries during such period.

     Section 2.22 Transactions with Interested Persons. Except as set forth on Schedule 2.22, to the knowledge of the Sellers, no officer, director or supervisory employee of the Company or any Subsidiary owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any competitor, customer or supplier of the Company or its Subsidiaries, or any organization which has a material contract or arrangement with the Company or its Subsidiaries. Schedule 2.22 also sets forth (i) a list of each oral or written contract or agreement between the Company or a Subsidiary, on the one hand, and any Seller, or any Affiliate (as defined below) of a Seller, on the other hand; and (ii) a general description of all such transactions in the last three years.

     Section 2.23 Bank Accounts and Signatories.  All of the
Company's and its Subsidiaries bank, savings and similar accounts are listed on Schedule 2.23 hereto. All authorized signatories for each such account are likewise identified on Schedule 2.23.

     Section 2.24 Accounts Receivable and Inventory. Subject to the allowance for collections reflected on the Latest Balance Sheet and the additional qualifications and allowances described or set forth on Schedule 2.24, the accounts receivable of the Company and each Subsidiary as set forth on the Latest Balance Sheet or arising from the date thereof until the Closing Date (i) are valid, have arisen solely out of bona fide sales and deliveries of goods, performance of services (which includes accruals of revenues for and during the construction of tooling for customers) and other business transactions in the ordinary course of the Business consistent with the past practices of the Company and each Subsidiary and (ii) are not, to the knowledge of Sellers, subject to valid defenses, set-offs or counterclaims. The allowance for collection losses which will be recorded on the December 30, 1995 consolidated audited financial statements of Atwood to be delivered in accordance with Section 1.2.2, will be determined in accordance with GAAP consistent with the past practices of the Company and each Subsidiary. Except as set forth on Schedule 2.24, all inventory of the Company and the Subsidiaries reflected in the Latest Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business, is of good and merchantable quality, and is reflected at the lower of cost or market. Except as set forth on Schedule 2.24, obsolete items of inventory in the Latest Balance Sheet are carried at net realizable value.

     Section 2.25 Warranties. Except as set forth in Schedule 2.25, neither the Company nor any Subsidiary (i) has during the three (3) years preceding the date of this Agreement made any express product warranty with respect to any product that it manufactures or sells or service that it renders, or (ii)(A) has during the three years preceding the date of this Agreement received any notice of any claim based on any express or implied warranty, or (B) has knowledge of any threatened claim based on any express or implied warranty, except in the case of clauses (A) or
(B), for such claims which will not have a Material Adverse Effect.

     Section 2.26 Customers. Schedule 2.26 sets forth for the one-year period ended December 31, 1994 and the nine month period ended September 30, 1995, each customer which purchased ten percent (10%) or more of the products (calculated on a consolidated basis and based upon sales revenues) sold by the Company and each Subsidiary for each such time period. No customer identified in Schedule 2.26 has terminated or has notified the Company or any Subsidiary that it intends to terminate its business relationship with the Company or any Subsidiary.

     Section 2.27 Suppliers. Except as set forth in Schedule 2.27, during the one year period ending December 31, 1994, no one supplier accounted for ten percent (10%) or more of the purchases (calculated on the basis of consolidated purchases) of the Company and each Subsidiary for that time period. No supplier identified in Schedule 2.27 has notified the Company or any Subsidiary that it intends to terminate its business relationship with the Company or a Subsidiary.

     Section 2.28 Disclosure. To the knowledge of the Sellers, none of the representations or warranties of Sellers contained herein, none of the information contained in the Schedules referred to in this Article II, and none of the other information or documents furnished or to be furnished to Purchaser or any of its representatives by Sellers, the Company or any of their representatives in connection with this Agreement and the transactions contemplated hereby, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect.


                           ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Sellers as follows:

     Section 3.1 Organization and Qualification. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite corporate power to carry out the transactions contemplated hereby.

     Section 3.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

     Section 3.3 Consents and Approvals. Except as required by the HSR Act, and except as noted on Schedule 3.3, neither the execution, delivery and performance by the Purchaser of this Agreement, the consummation by the Purchaser of the transactions contemplated hereby, nor the compliance by the Purchaser with or fulfillment by the Purchaser of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, will (i) require any action by or in respect of, consent or approval from, or filing with or notice to, any governmental or regulatory body, agency or official which, if not obtained or made, will prevent or materially delay the transactions contemplated by this Agreement,
(ii) violate, conflict with, or result in a breach of, any provision of the charter or Bylaws of the Purchaser, (iii) to the knowledge of Purchaser, violate any provision of applicable law, or
(iv) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit or other authorization, lease agreement or other instrument or obligation to which the Purchaser is a party, or by which its properties or assets may be bound.

     Section 3.4 Financing. The Purchaser currently has sufficient funds on hand or available from responsible financial institutions to provide the Purchaser with funds to enable the Purchaser to finance the consummation of the transactions contemplated hereby and to pay related fees and expenses.

     Section 3.5 Litigation. There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending before any court, arbitrator, or administrative, governmental or regulatory authority or body, nor is the Purchaser subject to any order, judgment, writ, injunction or decree, except in either case for matters which are not reasonably likely to prevent, materially delay or materially burden the transactions contemplated hereby.

     Section 3.6 Brokers.  No broker, finder or investment banker
(other than Dean Witter Reynolds, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

     Section 3.7 Disclosure. To the knowledge of Purchaser, none of the representations or warranties of Purchaser contained herein, and none of the other information or documents furnished or to be furnished to Sellers and the Company, or any of their representatives by Purchaser or any of its representatives in connection with this Agreement and the transactions contemplated hereby, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect.


                           ARTICLE IV
                            COVENANTS

     Section 4.1 Conduct of Business of the Company and the Subsidiaries. Except as contemplated by this Agreement and except as disclosed in the Schedules or otherwise consented to in writing by the Purchaser, during the period from the date of this Agreement to the Closing, the Sellers and the Company agree that: (a) each of the Company and its Subsidiaries shall conduct its business in the ordinary course; and (b) neither the Company nor any Subsidiary will intentionally take any actions that could reasonably be expected to have a Material Adverse Effect. Specifically, the Company shall use all reasonable efforts to preserve intact the business organization and reputation of the Company and its Subsidiaries, keep available the services of its management employees, and preserve the goodwill of suppliers, customers and others having business relations with the Company or its Subsidiaries. Further, the Company shall continue to properly and promptly file, when due, all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by the Company or any Subsidiary and will pay or make full and adequate provision for the payment of, all Taxes and governmental charges due from or payable by them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing the Company will not and will not permit any of the Subsidiaries, without the prior written consent of the Purchaser, to: (i) issue, sell, pledge, dispose of, or encumber (or authorize any of the foregoing) with respect to (A) additional shares of capital stock of any class or other equity interests of the Company or any Subsidiary, or securities convertible into or exchangeable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares, equity interests or other convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of the Capital Stock or shares or equity interests of any Subsidiary outstanding on the date hereof;
(ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of the Capital Stock;
(iii) split, combine or reclassify the outstanding shares of the Capital Stock or declare, set aside or pay any dividend or distribution on any shares of its capital stock; (iv) sell, pledge, dispose of or encumber its own assets, except for sales of inventory and sales of obsolete assets and assets concurrently replaced with similar assets, in each case in the ordinary course of business; (v) other than borrowing under existing credit facilities identified on Schedule 2.9.2 for working capital purposes in the ordinary course of business, issue or sell any debt securities, or assume any long-term or short-term indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or make any loans or advances; (vi) except as otherwise required by law or by any Material Contract, enter into, adopt or amend in any material respect, any material agreement or Plan for the benefit of its employees (provided, however, Sellers intend to cause the Company to enter into bonus arrangements, pending the sale of the Capital Stock, with certain key employees, aggregating not greater than $445,000, to which Purchaser hereby agrees in advance); (vii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital (other than to any Subsidiary), property transfer or purchase of any material amount of property or assets, in any other individual or entity; (viii) adopt any amendments to their respective charters or Bylaws; (ix) except those items which are the subject of a Contract listed on Schedule 2.17, make any capital expenditure or commitment for capital expenditures in excess of $100,000 singularly or $400,000 in the aggregate; (x) take any action that would cause its current insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse; (xi) take any action that would adversely affect their corporate charters or existence; (xii) fail to maintain the assets of the Company and its Subsidiaries in customary repair, order and condition, or fail to replace, in accordance with past practice, inoperable, worn out or obsolete assets; (xiii) fail to maintain their books, accounts and records in accordance with GAAP except for the variances from GAAP principles described on Schedule 2.9.1;
(xiv) take any action that would cause the Company or any Subsidiary to fail to comply with all legal requirements and contractual obligations applicable to the operations and Business of the Company and its Subsidiaries; (xv) sell, lease mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or Property (other than sales in the ordinary course of business and except for Liens for Taxes not yet due); or (xvi) enter into or terminate any Material Contract. From the date hereof until the Closing Date, the Company shall promptly inform Purchaser of any material variance from the consolidated budget or forecast of Atwood and the other Subsidiaries for the current fiscal year.

     Section 4.2 Filings. The Sellers and the Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Sellers and the Purchaser shall give all notices, make all required filings with or applications to governmental bodies and other regulatory authorities no later than ten business days after the execution of this Agreement (including the HSR Act), and use reasonable best efforts to obtain all licenses, permits, approvals, authorizations, waivers and consents of all third parties, necessary for the parties to consummate the transactions contemplated hereby (including, without limitation, the notices, consents or approvals set forth in the Sellers Schedules).

     Section 4.3 Additional Agreements. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (a) obtain all necessary waivers, consents and approvals from other parties to Material Contracts; (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (c) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (d) fulfill all conditions to this Agreement.

     Section 4.4 Access to Information; Confidentiality. Subject to the terms of the Confidentiality Agreement (as herein defined), from the date hereof to the Closing, the Company shall and shall cause its Subsidiaries to afford the employees, agents, representatives and advisors of the Purchaser complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser all financial, operating and other data and information as they may reasonably request; provided, however, the Company and its Subsidiaries shall not be required to provide such access or information to the extent that it has been advised by counsel that the provision of such access or information could be violative of antitrust laws or existing confidentiality agreements between the Company or any Subsidiary and any third party. As part of its examination and with the prior approval of the Company (which will not be unreasonably withheld or delayed), the Purchaser may make inquiries of persons having business relationships with the Company or any Subsidiary (including but not limited to suppliers, licensees, distributors and customers) and the Company shall and shall cause the officers and key employees of the Company and its Subsidiaries to cooperate fully with the Purchaser in connection therewith. That certain Confidential Disclosure Agreement dated as of September 1, 1995, from the Purchaser to the Company (the "Confidentiality Agreement"), with respect to, among other things, confidential treatment of information provided by the Company and its representatives to the Purchaser and its representatives, shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever, but it shall terminate effective with the Closing.

     Section 4.5 COBRA The Purchaser shall cause the Company and its Subsidiaries to comply after the Closing Date with the requirements of COBRA with respect to any individual entitled to continuation coverage under COBRA under a plan maintained by the Company or its Subsidiaries as of the Closing Date.

     Section 4.6 Public Announcements. The Sellers and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Section 4.7 Excluded Assets and Excluded Liabilities. Immediately after the Closing, the Company and Atwood will sell, and certain Sellers or their nominees, as designated by the Sellers' Representative prior to the Closing (the "Purchasing Parties"), will purchase, those assets listed on Schedule 4.7 (the "Excluded Assets"), subject to all liabilities and obligations relating to the Excluded Assets and all other liabilities and obligations of any nature of the Company excepting only (A) the liabilities and obligations of Atwood and the other Subsidiaries,
(B) the liabilities set forth in Schedule 4.7,I(c) and (C) as otherwise provided in Article VIII, and Section 9.2 of this Agreement, all of which the Company and/or the Subsidiaries shall retain, subject to the terms and provisions of this Agreement (the "Excluded Liabilities"), including without limitation all such liabilities listed on Schedule 4.7, in consideration of $1,450,000 plus interest from and after December 31, 1995 to the Closing Date at the prime rate of interest from time to time reflected in The Wall Street Journal, Midwest Edition, to be paid by the Purchasing Parties to the Company. To the knowledge of Sellers, Schedule 4.7 lists all Excluded Liabilities. Prior to or on the Closing Date, the Sellers shall make reasonable efforts to obtain novations or other releases or agreements discharging the Company from liability (so that the respective liabilities will become direct liabilities of the assignee), effective as of the Closing Date, with respect to those Excluded Liabilities designated on Schedule 4.7 by an "N." Effective as of the Closing Date, the Purchasing Parties shall assume, pursuant to the terms of an Assignment and Assumption Agreement in the form of Exhibit 4.7 attached hereto, those Excluded Liabilities designated by an "N" for which no novations can be obtained and the Excluded Liabilities not designated by an "N."

     Section 4.8 Sellers Schedules Update. From time to time prior to the Closing, the Sellers will promptly supplement or amend their Schedules with respect to any matter heretofore existing or hereafter arising which if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct any information in such Schedules which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Sellers contained in Article II and for purposes of determining satisfaction of the conditions set forth in Section 5.2.1 hereof, the Schedules delivered by Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, in the event the Purchaser shall close the transaction contemplated hereby, the Purchaser will be deemed to have waived any and all breaches of representation, warranties and covenants of this Agreement properly disclosed pursuant to this Section 4.8 on or prior to the Closing.

     Section 4.9 Release and Termination of Agreements.   Except as
set forth on Schedule 4.9, simultaneously with the Closing, the Company and each Subsidiary, on the one hand, and each Seller and such Seller's Affiliates (other than the Company and the Subsidiaries), on the other hand, shall terminate and shall release each other from, with respect to the Company and each Subsidiary, all agreements and contracts between them (other than this Agreement and other documents relating to the transactions contemplated hereby). Such release and such termination shall be accomplished pursuant to the terms of the Mutual Release and Termination Agreements in the form of Exhibit 4.9.


                            ARTICLE V
                      CONDITIONS TO CLOSING

     Section 5.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

          5.1.1 No Legal Prohibition. No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by such party of the transactions contemplated hereby.

          5.1.2 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

          5.1.3 No Injunction. Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

     Section 5.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, except to the extent any such condition is waived in writing by the Purchaser:

          5.2.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, including, without limitation, the covenants set forth in Section 10.11.1. Each of the Sellers and the Company shall have delivered to the Purchaser a certificate dated the Closing Date and signed by the Sellers' Representative and the Company to the foregoing effect, respectively.

          5.2.2 Approvals. All governmental approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement, and all material third-party approvals, consents or waivers designated as material by the Purchaser no later than 10 days after the date hereof shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall not have been revoked, terminated or otherwise rendered ineffective.

          5.2.3 Opinion of Counsel. The Purchaser shall have received one or more opinions of counsel to the Sellers and the Company substantially in the form and content of Exhibit 5.2.3 hereto, which opinions shall, collectively, cover, among others, all of the Sellers.

          5.2.4 Resignations. The Purchaser shall have received resignations from those officers and directors of the Company and its Subsidiaries designated by Purchaser before Closing.

          5.2.5 No Material Adverse Effect. No event or events shall have occurred which individually or in the aggregate constitutes a Material Adverse Effect, other than those, if any, that result from actions or changes expressly permitted by, and the transactions contemplated by, this Agreement.

          5.2.6 Closing Deliveries. Sellers and the Company shall have delivered to the Purchaser the items listed in Section 1.4.

          5.2.7 Amendment to Townsend Agreements. Sellers shall have delivered to the Purchaser a letter from A. Jay Townsend ("Townsend") to the effect that the agreements between Townsend and Atwood, dated February 23, 1996, and between Townsend and Mark I Molded Plastics, Inc., dated February 13, 1996, supersede the Long Term Incentive and Severance Agreement between Townsend and Atwood, dated September 7, 1995, and that said 1995 agreement is of no further force and effect.

     Section 5.3 Conditions to Obligation of Sellers. The obligation of the Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, except to the extent any such condition is waived in writing by the Sellers'
Representative:

          5.3.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate dated the Closing Date and signed by an executive officer of the Purchaser to the foregoing effect.

          5.3.2 Approvals. All governmental approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement which, if not obtained, would result in a material liability to the Sellers shall have been obtained in form and substance reasonably satisfactory to the Sellers and shall not have been revoked, terminated or otherwise rendered ineffective.

          5.3.3 Opinion of Counsel. The Sellers and the Company shall have received an opinion of counsel to the Purchaser substantially in the form and content of Exhibit 5.3.3 hereto.


                           ARTICLE VI
                           TERMINATION

     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          6.1.1 By mutual written consent of the Purchaser and the Sellers' Representative;

          6.1.2 By the Sellers' Representative:

               (i) if the Closing Date shall not have occurred on or before May 31, 1996 by reason of the non-fulfillment of one or more of the conditions set forth in Sections 5.1 and 5.3, other than as a result of a breach by the Sellers or the Company of their representations, warranties or other obligations hereunder; or

              (ii) if, prior to the Closing Date, the Purchaser fails to perform in any material respect any of its obligations under this Agreement.

         6.1.3 By the Purchaser:

               (i) if the Closing Date shall not have occurred on or before May 31, 1996 by reason of the non-fulfillment of one or more of the conditions set forth in Sections 5.1 and 5.2, other than as a result of a breach by the Purchaser of its representations, warranties or other obligations hereunder; or

              (ii) if, prior to Closing Date, the Sellers or the Company fail to perform in any material respect any of their obligations under this Agreement.

     Section 6.2 Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Sellers' Representative, as provided in Section 6.1 hereof, all obligations under this Agreement shall terminate and shall be of no further force or effect; provided, however, no termination of this Agreement shall release, or be construed as releasing, any party from any liability to any other party which may have arisen for any reason. A party's right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such party may have.


                           ARTICLE VII
   APPOINTMENT OF SELLERS' REPRESENTATIVE; CONSENT OF SELLERS

     Section 7.1 Appointment. Each Seller designated by an "SR" on the signature page, and each Seller not designated by an "SR" on the signature page but limited by Section 7.2, hereby appoints John
R. Anderson (the "Sellers' Representative") the attorney-in-fact of such Seller, with full power and authority, including power of substitution, acting in the name of and for and on behalf of each such Seller, to amend or waive any provision of this Agreement, to terminate this Agreement pursuant to the provisions of Article VI and to do all other things and to take all other action under or related to this Agreement, which, in his discretion, he may consider necessary or proper to effect the purchase and sale of the Capital Stock and to resolve any dispute with the Purchaser over any aspect of this Agreement, and on behalf of such Seller to enter into any agreement to conclude any of the foregoing, which shall have the effect of binding such Seller as if such Seller had personally entered into such an agreement; provided, however, that all actions taken or decisions made by the Sellers' Representative on behalf of the Sellers shall be taken or made in a manner which is ratable and equitable amongst all Sellers. This appointment and power of attorney shall be deemed to be coupled with an interest, and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events. Upon the death, disability or resignation of John R. Anderson as Sellers' Representative, Duane R. Bach shall serve as Sellers' Representative.

     Section 7.2 Further Consents. Notwithstanding any provision of Section 7.1 hereof to the contrary, the Sellers' Representative may not amend or waive any provision of this Agreement or terminate this Agreement pursuant to the provisions of Article VI on behalf of any Seller who is not designated with an "SR" by its name on the signature page hereof without the consent of a majority in interest (represented by their respective ownership of the shares of Capital Stock as of the date hereof) of all of the Sellers who are not so designated with an "SR" by their names on the signature page hereof, which majority consent shall bind all such Sellers, whether or not consenting.

     Section 7.3 Indemnification.

          7.3.1 If the Sellers' Representative or any employee, agent or attorney employed or appointed by him (any or all of the foregoing hereinafter referred to as an "Indemnified Person") becomes involved in his capacity as Sellers' Representative or Sellers' Representative's employee, agent or attorney in any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of the legal theory or the allegations made in connection therewith, directly or indirectly in connection with, arising out of, based upon, or in any way related to (i) this Agreement, (ii) the services that are the subject of this Agreement, (iii) any document or information, whether verbal or written, referred to herein or supplied to any Indemnified Person,
(iv) the breach of the representations, warranties or covenants by any Seller given pursuant hereto, (v) any Indemnified Person's involvement in the transactions contemplated hereby, or (vi) any filings made by or on behalf of any party with any governmental agency in connection with the transactions contemplated hereby (each, a "claim"), each of the Sellers shall indemnify and hold harmless each Indemnified Person against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorneys' fees, disbursements and court costs, and costs of investigation and preparation) to which such Indemnified Person may become subject in connection with any such matter, and, on demand, shall pay promptly, on behalf of each Indemnified Person, reasonable attorneys' fees and other expenses and disbursements (including, but not limited to, the cost of any investigation and related preparation) as they are incurred by the Indemnified Person.

          7.3.2 If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient fully to indemnify any such person, then each Seller shall contribute to the amount paid or payable by such person as a result of any such loss, claim, damage, liability, cost or expense, on a pro rata basis of each Seller's ownership of the shares of capital stock as of the date hereof.

          7.3.3 The Sellers' obligations under this Section 7.3 shall be in addition to any liability that they or any other person may otherwise have to any Indemnified Person, shall be binding upon, and inure to the benefit of, any heirs, personal representatives, successors or assigns of each Seller and shall inure to the benefit of the heirs, personal representatives, successors and assigns of each Indemnified Person.

          7.3.4 Any Indemnified Person shall have the right to employ such person's own separate counsel in any such action, at Sellers' expense, and such counsel shall have the right to have charge of such matters for such person.

          7.3.5 The indemnification obligations hereunder shall apply only to losses, claims, damages, liabilities or expenses that are for acts other than those caused primarily by the gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties on the part of such Indemnified Person. Each Seller waives and releases the Sellers' Representative with respect to any and all losses, claims, damages, liabilities and expenses that arise from acts other than those caused primarily by the gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties on the part of such Indemnified Person.

          7.3.6 The foregoing provisions shall be enforceable by each Indemnified Person and such person's heirs, representatives and successors, and shall survive any termination of this Agreement.


                          ARTICLE VIII
                         INDEMNIFICATION

     Section 8.1 Survival of Representations, Warranties and Indemnification Obligations. The Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement or in any certificate delivered hereunder. Sellers have the right to rely fully upon the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement or in any certificate delivered hereunder. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, until June 30, 1997, at which time the representations and warranties and the indemnification obligations related thereto shall terminate, except that representations, warranties, and indemnification obligations related thereto: (i) set forth in Section 2.14 shall continue in full force and effect until the later of September 15, 1998 and the expiration of the statute of limitations, as extended at the request of the IRS, applicable to the Company's federal income tax return for the tax year ended December 31, 1994, at which time such representations and warranties and the indemnification obligations related thereto shall terminate; (ii) set forth in Section 2.18 shall continue in full force and effect until the second anniversary of the Closing, at which time such representations and warranties and the indemnification obligations related thereto shall terminate; and
(iii) all matters set forth in Sections 2.1, 2.2.1, 2.4 and 2.6, which shall continue in full force and effect indefinitely. The indemnification obligation of the Sellers pursuant to Sections 8.2(iii) and 8.2(iv) shall terminate on the second anniversary of the Closing, and the indemnification obligation of the Sellers pursuant to Section 8.2(ii) shall survive indefinitely. Notwithstanding anything contained in this Section 8.1 to the contrary, any claims for indemnification pursuant to Sections 8.2 and 8.3 for which the Indemnitee (as defined below) shall have given a Claims Notice (as defined below) as provided in Section
8.4.1 on or prior to the expiration of the applicable period specified in this Section 8.1, shall survive until such claim has been resolved.

     Section 8.2 Obligation of the Sellers to Indemnify. Subject to the limitations contained in Section 8.5, the Sellers, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser (and its officers, directors, agents and Affiliates) from and against all liability, losses, demands, claims, actions or causes of action, suits, proceedings, investigations, deficiencies, fines, penalties, costs, damages and expenses whatsoever, including without limitation, Taxes and environmental claims, whether foreseeable or unforeseeable, including without limitation, all legal, accounting and other professional fees, disbursements and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement (collectively, the "Losses") based upon or arising out of or in connection with:

               (i) any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement or in any document or other papers delivered hereunder by the Sellers and/or the Company, determined, except as to Section
2.11, without regard to any materiality or "Material Adverse
Effect" qualification contained in any such representation or warranty;

               (ii) the Excluded Assets and the Excluded
Liabilities;

               (iii) except for the matter described on Schedule 8.2(iii) in respect of the current recall by Chrysler Corporation, claims made against the Company or any Subsidiary in connection with a General Product Recall (as used in this Article VIII, "General Product Recall" means an official recall notice initiated or proposed to be initiated by an OEM customer of the Company or a Subsidiary or a product recall or similar warranty repair program initiated or proposed to be initiated by the Company or a Subsidiary to any owners of products incorporating a part manufactured and sold by the Company or a Subsidiary prior to the Closing Date, which recall or program concerns a defect in such part and is required by commercially reasonable business practices); and

               (iv)(A) those matters described on Schedule 2.18 designated in the third column thereof by the number "2" and (B) any matters not described or otherwise referred to, directly or indirectly, on Schedule 2.18 relating to (x) the treatment, storage or disposal of any Hazardous Materials, or the arranging therefor, by the Company or a Subsidiary which occurred prior to the Closing,
(y) any discharge or release of any Hazardous Material into the environment at or from any of the Company Properties or any other real property previously owned, leased or operated by the Company or any Subsidiary which occurred prior to Closing, or (z) the presence prior to the Closing on any of the Company Properties or any other real property previously owned, leased or operated by the Company or any Subsidiary of any Hazardous Materials;

provided, however, all Losses referenced in clauses (i) through
(iv) shall be reduced by amounts actually recovered from any third party (Purchaser agrees to use reasonable efforts to collect), including, without limitation, amounts recovered from any insurance carriers (net of retroactive adjustments or other reimbursement to the insurer) (Purchaser agrees to use reasonable efforts to collect) in respect of such Loss, and by the present value (using a discount rate of 7%) of any tax benefit to the Purchaser on account of such Loss (the value of such tax benefit to be (A) determined on the conclusive presumption that the Purchaser has sufficient profits to utilize the full amount of the tax benefit from the Losses and (B) limited to Losses which the Purchaser shall be able to deduct, depreciate, or amortize for tax purposes).

     Section 8.3 Obligation of the Purchaser to Indemnify. The Purchaser agrees to indemnify, defend and hold harmless the Sellers (and their assigns, heirs and family members and any trusts the beneficiaries of which are such family members) from and against all Losses based upon or arising out of or in connection with (i) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any document or other papers delivered hereunder by the Purchaser; or (ii) any treatment, storage or disposal of any Hazardous Materials, or the arranging therefor, by the Company or a Subsidiary which occurs after the Closing, and any discharge or release of any Hazardous Material into the environment at or from any of the Company Properties to the extent any such discharge or release occurs after the Closing (any subsurface release which first occurred prior to the Closing shall be covered under Section 8.2(iv), except to the extent that Purchaser, Company or Subsidiaries after the Closing add to the release or negligently fail to address the release); provided, however, all Losses shall be reduced by amounts actually recovered from any third party (Sellers agree to use reasonable efforts to collect), including, without limitation, amounts recovered from any insurance carriers (net of retroactive adjustments or other reimbursement to the insurer) (Sellers agree to use reasonable efforts to collect) in respect of such Loss, and by the present value using a discount rate of 7% of tax benefit to the Sellers on account of such Loss (the value of such tax benefit to be (A) determined on the conclusive presumption that the Sellers have sufficient profits to utilize the full amount of the tax benefit from the Losses, and (B) limited to Losses which the Sellers shall be able to deduct, depreciate, or amortize for tax purposes).

     Section 8.4 Notice and Opportunity to Defend.

          8.4.1 Notice of Asserted Liability. Promptly after (i) receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation, or (ii) a party obtaining knowledge of any inaccuracy in or breach of a representation, warranty or covenant contained herein that may result in a Loss (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Sections 8.2 or
8.3 (the "Indemnifying Party"), provided, however (x) the failure to so notify the Indemnifying Party promptly shall not relieve such party from any liability which such party may have under this
Article VIII unless such failure prejudices the Indemnifying Party in fulfilling such obligations, and (y) the Sellers' Representative shall make and receive notices on behalf of the Sellers. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          8.4.2 Opportunity To Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and to prosecute by way of counterclaim or third-party complaint any claim arising out of or relating to any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability. If the Indemnifying Party elects to defend an Asserted Liability but contests its obligation to indemnify against such Asserted Liability, the Indemnifying Party shall carry on such defense in good faith. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     Section 8.5 Limitations on Indemnification. Sellers' liability under Sections 8.1 and 8.2 shall be subject to the following limitations:

               (i)  (A) No claim for indemnification may be
asserted with respect to any Loss in an amount less than $15,000 (it being understood that all Losses arising from substantially related operative facts and circumstances, including any misrepresentation under Section 2.24 respecting a single customer, shall be deemed a single Loss), and (B) no amounts shall be payable until such time as the amount of all claims for indemnification with respect to Losses which would be due but for this clause (i)
(B) shall exceed $1,500,000 in the aggregate, following which the Indemnifying Party shall be liable only for Losses in excess of said $1,500,000 (the "Threshold Amount").

              (ii) Sellers' maximum liability for Losses under Sections 8.2(i) and (iv) in all events and in the aggregate shall be limited to $10,000,000.

             (iii)  The Threshold Amount and maximum dollar
limitations set forth in Sections 8.5(i) and (ii) are not applicable to (A) any Losses Purchaser suffers as a result of an inaccuracy of a representation or a breach of a warranty set forth in Sections 2.1, 2.2.1, 2.4 or 2.6 of this Agreement, and (B)
Sellers' indemnification obligations under Section 8.2(ii).

              (iv) Sellers' liability for indemnification for Losses under Section 8.2(iii) shall be further limited as follows:
(A) after giving effect to Section 8.5(i), Sellers in the aggregate shall bear the next $1,000,000 of such Losses; and (B) thereafter, Sellers in the aggregate shall bear 50% of the balance of such Losses; but (C) Sellers' aggregate liability for Losses under
Section 8.2(iii) shall be limited to $2,500,000.

               (v) Sellers' liability for indemnification for Losses under Section 8.2(iv) shall be further limited and defined as follows:

                  (A) Section 8.5(i) shall not apply to Losses under Section 8.2(iv)(A), but shall apply to Losses under Section 8.2(iv)(B) which are allocated to Sellers under Section 8.5(v)(B); and
                  (B) with respect to the first $5,000,000 of Losses described in Section 8.2(iv), Purchaser shall bear 50% of such Losses and Sellers in the aggregate shall bear 50% of such Losses, and with respect to such Losses described in Section 8.2(iv) in excess of $5,000,000, Sellers shall bear 100% of such excess, all subject to the limitation of Section 8.5(ii).

     Section 8.6 Management of General Product Recalls and
Environmental Liabilities.

          8.6.1 In accordance with Section 8.4.1, Purchaser shall notify the Sellers' Representative promptly in writing if Purchaser believes that the Company or any Subsidiary (i) is or will become liable under a claim made against it in connection with a General Product Recall ("Recall Liability") or (ii) is required to report or undertake any remedial work or other actions to correct any violations of, or to comply with, any applicable Environmental Laws relating to the items for which Purchaser is indemnified by Section 8.2(iv) (collectively "Remedial Work"), if such Recall Liability or Remedial Work may be subject to indemnification by the Sellers pursuant to this Article VIII. Purchaser shall provide or cause the Company and the Subsidiaries to provide the Sellers' Representative with all necessary information in Purchaser's, the Company's and the Subsidiaries' possession and, if the Sellers' Representative deems it necessary and upon reasonable written notice to Purchaser, with access to the property and records of the Company and the Subsidiaries, and to provide or cause the Company and the Subsidiaries to provide any further access as may be necessary, to evaluate Purchaser's Claims Notice.

          8.6.2 Purchaser and the Sellers' Representative shall cooperate in evaluating and shall agree on the extent of the Recall Liability or the Remedial Work, as the case may be, which shall be in conformance with commercially reasonable business practices; provided, and however, the management of Recall Liabilities and the Remedial Work shall be subject to the following conditions:

          8.6.2.1  Recall Liability Management.

          8.6.2.1.1 As soon as practicable after the receipt by the Sellers of a Claims Notice regarding a Recall Liability, the Sellers' Representative and Purchaser shall commence meetings (including, meetings with the OEM customer at the discretion of Purchaser) to establish the required corrective action. Purchaser shall supply engineering assistance to analyze the problem leading to the General Product Recall and to assist in the development of a detailed plan for corrective action. Any such detailed plan for corrective action developed and agreed upon by the parties involved, including the Sellers' Representative, or any such plan with which Purchaser may unilaterally proceed without having reached agreement with Sellers' Representative as hereinafter provided, shall herein be referred to as a "Recall Plan".

          8.6.2.1.2 In the event that the parties are unable to agree on a Recall Plan as a result of the Sellers' Representative's determination that the recall of a product does not concern a defective part manufactured and sold by the Company or a Subsidiary prior to the Closing Date or is not required by commercially reasonable business practices, Sellers' Representative shall provide the Company with a written detailed description setting forth the basis for his determination, and then, unless Purchaser revises its Recall Plan to conform to the objections of Sellers' Representative or Purchaser and Sellers' Representative have been able to mutually agree upon a Recall Plan, (A) Purchaser may unilaterally proceed with its Recall Plan; and (B) the issue of the extent of Sellers' obligation to indemnify Purchaser shall, if Sellers' Representative disputes the amount of Sellers' indemnification obligation under Section 8.4(iii), be submitted to arbitration in accordance with Section 8.6.3.

          8.6.2.1.3 Notwithstanding anything contained in this Agreement to the contrary, Purchaser's Loss in connection with a General Product Recall, if any, shall be calculated based on the supply of replacement parts at factory cost and, where applicable, installation labor cost and shall not include (i) any dealer markup, rework and replacement costs, or (ii) the cost of supporting the General Product Recall with normal quality, scheduling and sales functions.

          8.6.2.2  Remedial Work Management.

          8.6.2.2.1 The Sellers' Representative shall have the right to select environmental consultants and any necessary subcontractors (the environmental consultants and all subcontractors to be referred to as "Environmental Consultants"), from a list of at least three Environmental Consultants provided by Purchaser, to conduct, carry out and manage the Remedial Work.

          8.6.2.2.2 All work performed, carried out, conducted or managed by the Environmental Consultants shall be kept confidential to the extent permitted by law and shall be for the joint benefit of Sellers and Purchaser, which the Environmental Consultant shall acknowledge in writing. The Sellers' Representative and the Purchaser shall have full access to the Environmental Consultant.

          8.6.2.2.3 Purchaser may proceed with the Remedial Work at any time as it, in its sole discretion, determines to be necessary under the circumstances, and, as soon as practicable, Purchaser shall submit to the Sellers' Representative a plan for such Remedial Work ("Remedial Plan") prepared by the Environmental Consultant. The Sellers' Representative shall have the right to review the proposed Remedial Plan to confirm that the Remedial Work is required by recognized and reasonable environmental engineering practices and applicable Environmental Laws. If the Sellers' Representative shall, within ten business days, submit in writing to Purchaser good faith and reasonable objections to the Remedial Plan based upon recognized and reasonable environmental engineering practices and applicable Environmental Laws, Purchaser and Seller's Representative shall endeavor in the ten business days following such submission to resolve such objections. Any objections not so resolved shall be submitted to arbitration under Section 8.6.3 hereof.

          8.6.3 If either Purchaser, on the one hand, or the Sellers, on the other hand, dispute the other's performance of its obligations under this Section 8.6, or if Purchaser and the Sellers' Representative are unable to agree on the extent of a Recall Liability or any Remedial Work, then either party may submit the dispute to an arbitrator for binding arbitration. In the event a dispute involves Remedial Work, the arbitrator so selected shall be an environmental consultant. The arbitrator may not be otherwise associated with the Remedial Work or have performed services for either party during the preceding twenty-four month period. The issue to be decided by the arbitrator shall be whether Purchaser has incurred excessive and unreasonable Losses as a result of which Sellers should be relieved of an indemnification obligation under Article VIII and if so, the extent to which Sellers should be relieved of such indemnification obligation. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except to the extent that the terms of this Agreement shall control. The arbitrator shall hear the dispute within thirty days after the arbitrator has been named, or as soon thereafter as practicable. The decision of the arbitrator shall be determinative and conclusive and may be entered as a final judgment in any court of proper jurisdiction and neither party may appeal such decision to any court. Fees, costs and expenses of the arbitrator shall be allocated as determined by the arbitrator; but each party shall pay the fees and expenses of its counsel.

     Section 8.7 Exclusive Remedies; Fraud. After the Closing, the remedies set forth in this Article VIII are exclusive, and no other remedy shall be available, except that the limitations set forth in this Article VIII shall not apply to fraud by any party hereto with respect to an action solely against such defrauding party or to the failure of any party to perform any covenant or agreement to be performed pursuant to this Agreement after Closing.


                           ARTICLE IX
                     POST-CLOSING COVENANTS

     Section 9.1 Covenant Not to Compete and Non-Solicitation.

          9.1.1 In furtherance of the sale of the Capital Stock to Purchaser, each Seller, on its or his own behalf and on behalf of each of its or his Affiliates hereby agrees that, except for the activities set forth on Schedule 9.1, for a period commencing on the Closing Date and expiring on the fifth anniversary date of the Closing, Sellers, and each of them and each Affiliate of each of them, will not, directly or indirectly, as an employer, proprietor, partner, stockholder, director, consultant, agent or otherwise own, manage, operate, participate in, perform services for, provide financial assistance to or otherwise carry on, any business which competes with the Business as currently conducted (a "competing enterprise") anywhere in the United States of America (it being understood that the customers of the Company and its Subsidiaries and the Purchaser and its Affiliates are generally located within such area, that the geographic scope of the Business extends and is projected to extend throughout such area and is not limited to any particular region thereof, and that competitors may compete effectively from any location within such area); provided, however, the following shall not, standing alone, be prohibited by this
Section 9.1.1: (i) beneficial ownership of not more than five percent (5%) of the issued and outstanding shares of a class of securities issued by a corporation and traded on a national securities exchange or in the over-the-counter market; (ii) beneficial ownership of not more than ten percent (10%) of the equity interest of any bona fide investment company registered as such under the Investment Company Act of 1940, as amended, which holds an investment in a competing enterprise; or (iii) being a passive investor in a private investment company serving as a multiple investment vehicle which holds an investment in a competing enterprise.

          9.1.2 In furtherance of the sale of the Capital Stock to Purchaser, each Seller hereby also agrees that, for a period commencing on the Closing Date and expiring on the fifth anniversary date of the Closing, Sellers, and each of them and each Affiliate of each of them, will not, directly or indirectly, as an employer, proprietor, partner, stockholder, director, consultant, agent or otherwise, induce or attempt to induce any employee of the Purchaser, Company or a Subsidiary to leave the employ of the Purchaser, Company or a Subsidiary, or in any way interfere with the relationship between the Purchaser, Company or a Subsidiary and any of its employees, agents, consultants or independent contractors.

          9.1.3 In furtherance of the sale of the Capital Stock to Purchaser, each Seller hereby also agrees that Sellers, and each of them and each Affiliate of each of them, will not directly or indirectly, disclose, divulge, publish or disseminate, whether orally or in writing, to any person or entity, without the consent of Purchaser, any information relating to this Agreement, the Business, the Purchaser or its business which information is not in the public domain.

          9.1.4 Without limiting the right of Purchaser to pursue all other legal and equitable rights available to it for any violation of Subsections 9.1.1, 9.1.2 or 9.1.3 by a Seller, the parties agree that monetary damages cannot fully compensate Purchaser for such a violation and that Purchaser shall be entitled to injunctive relief to prevent violation or continuing violation thereof and that no bond or other security shall be required of Purchaser in connection therewith. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.1, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency. Nothing herein shall be construed as prohibiting a party from pursuing any other remedies at law or in equity which it may have.

     Section 9.2 Environmental Matters, Responsibility for Which Is Assumed By Purchaser. Except as otherwise provided for in Sellers' indemnification of Purchaser under Article VIII and except as provided in Section 9.3.4, Purchaser assumes responsibility for all Losses in respect of those matters (i) described in Schedule 2.18 and designated in the third column thereof by the number "1" or
(ii) described in Section 8.2(iv).

     Section 9.3 Special Assurances.

          9.3.1 Certain Receivables. Purchaser shall have the option, to be exercised by written notice to Sellers' Representative at any time during the 30-day period following June 30, 1996, to sell to the Sellers any of the receivables listed on
Schedule 9.3.1 which remain unpaid on June 30, 1996, at the aggregate face amount thereof less $48,335. Such receivables were reflected on the Core Plant Accounts Receivable Aging as of December 30, 1995 as 180 days or older. From the Closing to the exercise of this option, Purchaser agrees to use its best efforts to collect these receivables and to cooperate and work diligently with Sellers' Representative in respect thereof.

          9.3.2 Other Receivables. Purchaser shall have the option, to be exercised by written notice to Sellers' Representative at any time during the 30-day period following June 30, 1996, to sell to the Sellers any of the receivables listed on
Schedule 9.3.2 which remain unpaid on June 30, 1996, at the aggregate face amount thereof. Such receivables were accrued although no purchase orders were received as of December 30, 1995. From the Closing to the exercise of this option, Purchaser agrees to use its best efforts to collect these receivables and to cooperate and work diligently with Sellers' Representative in respect thereof.

          9.3.3 Certain Inventory. Purchaser shall have the option, to be exercised by written notice to Sellers' Representative at any time during the 30-day period following December 31, 1996, to sell to Sellers any of the inventory items listed on Schedule 9.3.3 which remain in Company's inventory on December 31, 1996, at the prices indicated on Schedule 9.3.3 less $200,000. From the Closing to the exercise of this option, Purchaser agrees to use its best efforts to sell this inventory. If Purchaser exercises this option, Sellers shall be free to solicit purchases of the purchased inventory from any prospective customer, notwithstanding any agreement to the contrary contained herein or in any agreement ancillary hereto.

          9.3.4 Environmental Reimbursements. Sellers acknowledge that Keiper Recaro, Inc. ("Keiper") and Atwood Enterprises, Inc. ("Enterprises") are responsible for part or all of certain environmental matters listed on Schedule 2.18 as items 68, 74, 113 and 131, as described and limited by their agreements with Atwood (collectively, "Environmental Agreements"). Atwood's agreement with Keiper is set forth in a written agreement dated March 30, 1990. Atwood's agreement with Enterprises is described in a March 10, 1995 letter from Bruce T. Atwood to Robert Courtright. Sellers hereby guarantee to Purchaser the performance of Keiper and Enterprises under the Environmental Agreements. If Sellers are required to pay any sum to Purchaser pursuant to this guaranty, Purchaser agrees to cause Atwood to concurrently assign its right against Keiper or Enterprises, as the case may be, to Seller's Representative to the extent required to permit Sellers to pursue reimbursement for amounts paid in the Environmental Agreements.

     Section 9.3.5 Payment of Special Assurances. Sellers, jointly and severally, hereby unconditionally agree to (a) upon exercise of the respective option, purchase the receivables and inventory guaranteed pursuant to Sections 9.3.1, 9.3.2 and 9.3.3, and (b) pay any amounts guaranteed pursuant to Section 9.3.4 (upon the failure of Keiper or Enterprises to perform any of the described obligations), within ten (10) business days after Purchaser sends written notice to Sellers' Representative. Payment shall be made to Purchaser by certified check or wire transfer. Upon receipt of such payment, Purchaser shall assign to Sellers the rights it has relating to the receivables, inventory or environmental matters subject thereto.


                            ARTICLE X
                       GENERAL PROVISIONS

     Section 10.1 Rules of Construction.

          10.1.1 Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, assets or operations of the Company and its Subsidiaries, taken as a whole.

          10.1.2 Knowledge. For purposes of interpreting "knowledge", "known" or "knows" when modifying any representation or warranty (i) the knowledge of any one Seller shall be deemed to be the knowledge of all Sellers, and (ii) the knowledge of the Sellers shall also include the knowledge of all directors and financial officers of the Company and all divisional presidents, vice presidents, general managers, plant managers and financial officers of the Company and its Subsidiaries, the Managing Directors of the facilities in Italy and in Mexico, the Manager Safety and Environmental Control, the Controller - Mark I, the Engineering Manager - Mark I, and the Operations Director - Mark I.

An individual will be deemed to have "knowledge" or "know" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) it is in writing and in the files of the Company or a Subsidiary prior to the date hereof (but with respect to the certificate to be delivered pursuant to Section 1.4 (iii), as of the Closing).

          10.1.3 Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person and, if such person is an individual, any member of the immediate family (including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members or such immediate family and any person or entity who is controlled by any such member of trust, but shall not include a Plan. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or influence the direction of the management or policies (whether as a director, officer or employee, through the ownership of securities or other ownership interests, by contract or otherwise). For purposes of Article VIII, the term "Affiliate" as it relates to Purchaser after the Closing shall include the Company and the Subsidiaries.

          10.1.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.1.5 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

     Section 10.2 Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     Section 10.3 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally or by telex, telegram or telecopy; or three days following deposit in the United States mail, if deposited with postage prepaid, return receipt requested and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

               (i)  If to the Sellers:
                    c/o  John R. Anderson, Sellers' Representative
                   803 North Church Street
                    Rockford, Illinois  61103
                    Tel: 815-987-9070
                    Fax: 815-962-0660

                    with a copy to:

                    Katten Muchin & Zavis
                    525 West Monroe Street, Suite 1600
                    Chicago, Illinois 60661-3693
                    Attention:  Mr. Stephen M. Neumer
                    Tel: 312-902-5269
                    Fax: 312-902-1061

              (ii)  If to the Purchaser:

                    Excel Industries, Inc.
                    1120 North Main
                    Elkhart, Indiana  46514
                    Tel: 219-264-2131
                    Fax: 219-264-2136
                    Attention:  James O. Futterknecht, Jr.
                         Chairman, President and
                         Chief Executive Officer

                    with a copy to:

                    Sommer & Barnard, PC
                    4000 Bank One Tower
                    111 Monument Circle
                    P.O. Box 44363
                    Indianapolis, Indiana  46244-0363
                    Tel: 317-630-4000
                    Fax: 317-236-9802
                    Attention:  James K. Sommer

     Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the choice of laws provisions of Illinois or any other jurisdiction.

     Section 10.5 Entire Agreement. This Agreement (including attached exhibits and schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any prior agreement or understanding, whether written and oral, among the parties or between any of them with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

     Section 10.6 Amendment. This Agreement may be amended only by a written agreement signed by the Purchaser, the Company and the Sellers' Representative (or by all Sellers).

     Section 10.7 Assignability. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned. Any purported assignment of this Agreement shall be null, void and of no effect.

     Section 10.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and, if applicable, permitted assigns.

     Section 10.9 Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties or as specifically expressed in this Agreement.

     Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 10.11 Expenses.

          10.11.1 Each party hereto shall bear all expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of counsel, investment bankers and accountants; provided, however, (i) Sellers shall bear all such costs and expenses of the Company incurred at or prior to the Closing; (ii) any such costs and expenses paid by the Company and Subsidiaries prior to Closing shall be reimbursed to Atwood by Sellers at the time of Closing; and (iii) Sellers, on the one hand, and Purchaser, on the other hand, agree to share equally the cost of doing all UCC and other lien searches.

          10.11.2 In any legal action between the parties arising out of or related to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable accounting and legal fees.

     Section 10.12 Trustees. The parties hereto acknowledge and agree that the Trustees of each of the Sellers which is a trust are not acting in their individual capacities but are acting solely as Trustees of such Seller and shall not be liable personally to any person or entity as to any Losses related to this Agreement, the transactions contemplated hereby or any agreement or instrument related hereto. Each party agrees to look solely to the trust estate of such Seller, and not to the Trustees of such Seller in such Trustees' individual capacities, for any damages or other remedy for such Seller's breach of any provision contained in this Agreement.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

                              PURCHASER:

                              EXCEL INDUSTRIES, INC.

                              By:
                                  James O. Futterknecht, Chairman,
                                 President and Chief Executive
                              Officer


                              COMPANY:

                              ANDERSON INDUSTRIES, INC.

                              By:
                                  John R. Anderson, President

                              SELLERS:


                             John R. Anderson



                             Ralph F. Anderson, as Trustee of
                             Ralph F. Anderson Revocable Trust
                             U/A/D 4/25/77



                             Elizabeth D. Anderson, as Trustee of
                             Elizabeth D. Anderson Revocable
                             Trust U/A/D 4/25/77



                             Ralph F. Anderson, as Trustee o
                             Testamentary Trust U/A/D Edith
                             Anderson



                             John R. Anderson, as Trustee of the
                             John Anderson Revocable Trust U/A/D
                             September 21, 1977



                             Linda Anderson



                             Richard A. Behr and Allan B. Muchin,
                             as Co-Trustees of David J. Anderson
                             Trust U/A/D 12/20/72



                             Richard A. Behr and Allan B. Muchin,
                             as Co-Trustees of the Kristin L.
                             Anderson Trust U/A/D December 27,
                             1973



                             Allan B. Muchin and Richard A. Behr,
                             as Trustees of the Kristin L.
                             Anderson Trust U/A/D 12/27/73



                             Richard A. Behr and Allan B. Muchin,
                             as Co-Trustees of the Tracy E.
                             Anderson Trust U/A/D 10/1/76



                             Allan B. Muchin and Richard A. Behr,
                             as trustees of the Tracy E. Anderson
                             Trust U/A/D 10/1/76



                             Richard A. Behr and Allan B. Muchin,
                             as Co-Trustees of the Jeffrey R.
                             Anderson Trust U/A/D May 1, 1980



                             Allan B. Muchin and Richard A. Behr,
                             as Trustees of the Jeffrey R.
                             Anderson Trust U/A/D 5/1/80



                             Judith E. Kalny, as Trustee of the
                             Judith E. Kalny Revocable Trust
                             U/A/D 9/15/78



                             Judith E. Graff, as Trustee of the
                             Heather Kalny 1992 Trust
                             U/A/D 4/22/92



                             Judith E. Graff, as Trustee of the
                             John Kalny II 1995 Trust
                              U/A/D 5/30/95



                             Ralph F. Anderson, as Trustee of
                             Testamentary Trust U/W/O Edith
                             Anderson



                             John Anderson, as Trustee of the John
                             Anderson Revocable Trust U/A/D
                             September 21, 1977



                             Allan B. Muchin and Richard A. Behr,
                             as Trustees of the John Anderson
                             Children's Trust U/A/D 12/4/87



                             John R. Anderson and Allan B. Muchin
                             as Co-Trustees of John Anderson
                             Discretionary Trust
                             U/A/D December 28, 1976



                             Allan B. Muchin and John Anderson, as
                             Trustees of the John Anderson
                             Discretionary Trust U/A/D 12/28/76



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of John Anderson Gift
                             Trust U/A/D December 28, 1976



                             Allan B. Muchin and Richard A. Behr,
                             as Trustees of the David J. Anderson
                             Trust U/A/D 12/20/72



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of David Descendants
                             Trust U/A/D December 28, 1976



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of David Family Trust
                             U/A/D December 28, 1976



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of Kristin Descendants
                             Trust U/A/D December 28, 1976



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of Kristin Family
                             Trust U/A/D December 28, 1976



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of Tracy Descendants
                             Trust U/A/D December 28, 1976



                             John R. Anderson and Allan B. Muchin,
                             as Co-Trustees of Tracy Family Trust
                             U/A/D December 28, 1976



                             John Anderson and Allan B. Muchin, as
                             Trustees of the Jeffrey Descendants
                             Trust U/A/D April 15, 1983



                             John Anderson and Allan B. Muchin, as
                             Trustees of the Jeffrey Family Trust
                             U/A/D April 15, 1983



                             Judith E. Graff and John R. Anderson,
                             as Co-Trustees of Judith Graff
                             Discretionary Trust U/A/D 12/28/76



                             Judith E. Graff and John R. Anderson,
                             as Co-Trustees of Judith E. Graff
                             Family Trust U/A/D 12/28/76



                             John Anderson and Allan B. Muchin, as
                             Co-Trustees of John Anderson Gift
                             Trust U/A/D 12/28/76


                              SELLERS' REPRESENTATIVE:


                             John R. Anderson, as Sellers'
                              Representative, solely
                              for purposes of Articles I, V, VI,
                              VII, VIII and IX hereof and the
                              Acknowledgement of Receipt of
                              Schedules to this Agreement


                     Table of Defined Terms

Defined Term                                     Section

"Affiliate"                                      Section 10.1.3
"Agreement"                                      Introduction
"Asserted Liability"                             Section 8.4.1
"Atwood"                                         First Recital
"Audited Financial Statements"                   Section 2.9.1
"Balance Sheet Date"                             Section 2.8.2
"Business"                                       First Recital
"Capital Stock"                                  Section 2.7.1
"Certificate(s)"                                 Section 1.4(i)
"Claims Notice"                                  Section 8.4.1
"Closing"                                        Section 1.2
"Closing Date"                                   Section 1.3
 "Code"                                          Section 2.13.2
"COBRA"                                          Section 2.13.3
"Company Property(ies)"                          Section 2.16.1
"Company"                                        Introduction
"Competing Enterprise"                           Section 9.1.1
"Confidentiality Agreement"                      Section 4.4
"Contracts"                                      Section 2.17
"Control"                                        Section 10.1.3
"Controlled by"                                  Section 10.1.3
"Environmental Consultants"                      Section 8.6.2.2.1
"Environmental Laws"                             Section 2.18.3
"ERISA"                                          Section 2.13.2
"Excess Parachute Payment"                       Section 2.14.4
"Excluded Assets"                                Section 4.7
"Excluded Liabilities"                           Section 4.7
"Financial Statements"                           Section 2.9.1
"GAAP"                                           Section 2.9.1
"General Product Recall"                         Section 8.2(iii)
"Governmental Order"                             Section 2.2.2
"Hazardous Materials"                            Section2.18.1(iii)
"HSR Act"                                        Section 2.3
"Indemnified Person"                             Section 7.3.1
"Indemnifying Party"                             Section 8.4.1
Indemnitee                                       Section 8.4.1
"Interim Financial Statements"                   Section 2.9.1
"IRS"                                            Section 2.13.2
"Knowledge/Known/Knows"                          Section 10.1.2
"Latest Balance Sheet"                           Section 2.9.1
"Leased Property(ies)"                           Section 2.16.1
"Lien(s)"                                        Section 2.16.2
"Losses"                                         Section 8.2
"Material Adverse Effect"                        Section 10.1.1
"Material Contracts"                             Section 2.17
"Material Adverse Effect"                        Section 8.2(iii)
"Material Permits"                               Section 2.12.1
"Owned Property(ies)"                            Section 2.16.1
"Permitted Liens"                                Section 2.16.1
"Personal Property"                              Section 2.16.2
"Plan(s)"                                        Section 2.13.1
"Prohibited Transaction"                         Section 2.13.2
"Purchase Price"                                 Section 1.2
"Purchaser"                                      Introduction
"Recall Liability"                               Section 8.6.1
"Recall Plan"                                    Section 8.6.2.1.1
"Remedial Amendment Period"                      Section 2.13.2
"Remedial Plan"                                  Section 8.6.2.2.3
"Remedial Work"                                  Section 8.6.1
"Returns"                                        Section 2.14.1
"Seller(s)"                                      Introduction
"Sellers' Representative"                        Section 7.1
"Subsidiary(ies)"                                Section 2.6
"Taxes"                                          Section 2.14.1
"Threshold Amount"                               Section 8.5(i)
"Title Commitments"                              Section 2.16.1
"under common control with"                      Section 10.1.3